Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150561

Prospectus Supplement

(to Prospectus dated May 1, 2008)

26,750,000 Shares

Sun Healthcare Group, Inc.

Common Stock

We are offering 26,750,000 shares of our common stock. Our common stock is currently traded on The Nasdaq Global Select Market under the symbol “SUNH.” On August 12, 2010, the closing sale price of our common stock was $7.99 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors Applicable to Sun Healthcare Group, Inc.” beginning on page S-12 and “Risk Factors Applicable to the Proposed Restructuring” beginning on page S-22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$7.75	$207,312,500
Underwriting Discounts and Commissions	$0.407	$10,887,250
Proceeds to Sun Healthcare Group, Inc. (before expenses)	$7.343	$196,425,250

We have granted the underwriters an option for a period of 30 days to purchase an additional 4,012,500 shares of our common stock to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $12,520,338 and the total proceeds to us, before expenses, will be $225,889,037.

Delivery of the shares of common stock is expected to be made on or about August 18, 2010.

Jefferies & Company	Credit Suisse	J.P. Morgan

Prospectus Supplement dated August 12, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Changes may occur after those dates and we may not update this information except as required by applicable law.

S-i

Prospectus Supplement Summary

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein. You should carefully read the information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein, including the sections entitled “Risk Factors Applicable to Sun Healthcare Group, Inc.,” “Risk Factors Applicable to the Proposed Restructuring” and the financial statements and related notes thereto contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein. Unless the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Sun,” “we,” “our,” “us,” and “the company” refer to Sun Healthcare Group, Inc. and its consolidated subsidiaries.

BUSINESS OVERVIEW

Sun, through its subsidiaries, provides nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Our core business is providing, through our subsidiaries, inpatient services, primarily through 166 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers as of June 30, 2010. As of that date, our centers had 23,209 licensed beds located in 25 states, of which 22,427 were available for occupancy. Of the 202 centers operated by our subsidiaries as of June 30, 2010, 112 centers were leased from third parties and 90 centers were owned by our subsidiaries. Our subsidiaries also provide rehabilitation therapy services to affiliated and non-affiliated centers and medical staffing services and other ancillary services primarily to non-affiliated centers and other third parties. For the year ended December 31, 2009, our total net revenues from continuing operations were $1.9 billion. For the six months ended June 30, 2010, our total net revenues from continuing operations were $947.9 million.

Business Segments

Our subsidiaries currently engage in the following three principal business segments:

•	inpatient services, primarily skilled nursing centers;

•	rehabilitation therapy services; and

•	medical staffing services.

Inpatient Services. We operate our healthcare facilities through SunBridge Healthcare Corporation (“SunBridge”) and other subsidiaries. Our skilled nursing centers provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, nutrition and administrative services for individuals requiring certain assistance for activities in daily living. Rehab Recovery Suites, which specialize in Medicare and managed care patients, are located in 66 of our skilled nursing centers, and 46 of our skilled nursing centers contain wings dedicated to the care of residents afflicted with Alzheimer’s disease. Our assisted living centers provide services that include minimal nursing assistance, housekeeping, nutrition, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Our independent living centers provide services that include security, housekeeping, nutrition and limited laundry services for individuals requiring no assistance for activities in daily living. Our mental health centers provide a range of inpatient and outpatient behavioral health services for adults and children through specialized treatment programs. We also provide hospice services, including palliative care, social services, pain management and spiritual counseling, through our subsidiary SolAmor Hospice Corporation, in eight states for individuals facing end of life issues. We generated 89.1%, 88.6%, and 87.8% of our total net revenues from continuing operations through inpatient services in 2009, 2008, and 2007, respectively.

Rehabilitation Therapy Services. We provide rehabilitation therapy services through SunDance Rehabilitation Corporation (“SunDance”). SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. As of June 30, 2010, SunDance provided rehabilitation therapy services to 466 centers in 36 states, 335 of which were operated by nonaffiliated parties and 131 of which were operated by affiliates. In most of our 71 healthcare centers for which SunDance does not provide rehabilitation therapy services, those services are provided by staff employed by the centers, although some centers engage third-party therapy companies for such services. We generated 5.6%, 4.9%, and 5.3% of our total net revenues from continuing operations through rehabilitation therapy services in 2009, 2008, and 2007, respectively.

Medical Staffing Services. We provide temporary medical staffing in 34 states through CareerStaff Unlimited, Inc. (“CareerStaff”). As of December 31, 2009, we leased offices in 29 locations to operate our medical staffing business. For the year ended December 31, 2009, CareerStaff derived 56.1% of its revenues from hospitals and other providers, 24.7% from skilled nursing centers, 15.3% from schools and 3.9% from prisons. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians and (v) related medical personnel. We generated 5.3%, 6.5%, and 6.9% of our total net revenues from continuing operations through medical staffing services in 2009, 2008, and 2007, respectively.

PROPOSED RESTRUCTURING

On May 24, 2010, we announced our intention to restructure our business by separating our real estate assets and our operating assets into two separate publicly traded companies, SHG Services, Inc., which will be renamed “Sun Healthcare Group, Inc.” (“New Sun”), and Sabra Health Care REIT, Inc. (“Sabra”). The proposed restructuring is expected to occur during the fourth calendar quarter of 2010. There can be no assurance that the proposed restructuring will occur as expected or at all. We reserve the right to abandon, defer or modify the proposed restructuring as described herein at any time, and we may not proceed with the proposed restructuring if our board of directors determines for any reason that the transactions are no longer in the best interests of our company or our stockholders. For further information regarding our proposed restructuring, see “Proposed Restructuring.”

The charts below illustrate, in simplified form, our current organizational structure and the organizational structure of New Sun and Sabra immediately following the proposed restructuring plans described in this prospectus supplement:

Current	After the Proposed Restructuring

SHG Services, Inc. – Overview

SHG Services, Inc., a Delaware corporation and a wholly owned subsidiary of Sun, is referred to in this prospectus supplement as New Sun. As a result of the restructuring of our business described in this prospectus supplement, New Sun will hold or assume immediately prior to the Separation (defined below), through its subsidiaries, all of our operations and other assets and liabilities (other than substantially all of our owned real property and related mortgage indebtedness). New Sun will retain ownership of four healthcare properties that are located in Georgia, Maryland, Massachusetts and Wyoming as well as administrative office buildings in Albuquerque, New Mexico (the “New Sun Retained Properties”). Pursuant to this restructuring, we expect to distribute to our stockholders on a pro rata basis all of the outstanding shares of New Sun common stock. This distribution is referred to in this prospectus supplement as the “Separation.” Following the Separation, New Sun will be renamed “Sun Healthcare Group, Inc.” and through its subsidiaries will continue to provide the same nursing, rehabilitative and related specialty healthcare services provided by us immediately prior to the Separation and will continue to engage in our three business segments of inpatient services, rehabilitation therapy services and medical staffing services. Shares of New Sun common stock are expected to trade on The Nasdaq Global Select Market under the symbol “SUNH.”

SHG Services, Inc. – Competitive Strengths

New Sun believes the following strengths will allow it to improve its operations and profitability:

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High Quality Portfolio and Premium Assets. Upon completion of the Separation, New Sun’s subsidiaries will operate core inpatient services in all of Sun’s centers, which, as of June 30, 2010, totaled 202 centers in 25 states (consisting of 166 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers). New Sun will also provide rehabilitation therapy services through SunDance, which, as of June 30, 2010, provided rehabilitation therapy services to 466 centers in 36 states and will provide medical staffing services through CareerStaff, which, as of June 30, 2010, provided medical staffing services in 34 states. New Sun’s operations are geographically diversified and characterized by strong operating metrics. New Sun’s quality of operations will enable it to manage higher acuity patients, which is expected to drive operating margins. The size of New Sun’s operations is expected to enable it to realize the benefits of economies of scale, purchasing power and increased operating efficiencies. Furthermore, New Sun’s geographic diversity will help to mitigate the risk associated with adverse regulatory changes related to Medicaid reimbursement in any one state.

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Core Inpatient Services Business. New Sun’s inpatient business will have the ability to achieve consistent revenue and earnings growth by expanding its services and increasing its focus on integrated skilled nursing care and rehabilitation therapy services to attract high-acuity patients throughout all nursing and rehabilitation centers and through targeting specific centers with Rehab Recovery Suites that exclusively specialize in Medicare and managed care patients. New Sun’s hospice business, which will serve patients in certain of its nursing centers, in-home settings and in non-affiliated centers, will be an important contributor to the strength of its inpatient business.

•

Quality of Care and Strong Brand Image. New Sun will maintain Sun’s existing industry-leading initiatives to provide high quality of care to its patients. These initiatives have resulted in third-party recognition for quality of care and clinical services. Sun has been able to, and New Sun expects to continue to, attract an increased number of high-acuity patients, maintain a high occupancy rate and develop an effective referral network of patients.

•

Ancillary Businesses Will Support Inpatient Services and Provide Diversification. New Sun’s rehabilitation therapy business will complement its core inpatient services business and is particularly attractive to high-acuity patients who require more intensive and medically complex care. Sun’s rehabilitation therapy business has demonstrated the ability to grow organically and partner with non-affiliated skilled and assisted living facilities in delivering efficient and effective rehabilitation services to customers in 36 states. New Sun’s medical staffing business, which will primarily service non-affiliated providers, will derive a majority of its revenues from its placement of therapists. New Sun will also place physicians, nurses and pharmacists. New Sun expects to leverage the core competencies of its medical staffing business to benefit its inpatient and rehabilitation businesses. These ancillary businesses will diversify New Sun’s revenue base and will provide an opportunity to improve its payor mix.

•

Experienced Management Team with a Proven Track Record. The Chief Executive Officer of New Sun will be William A. Mathies, currently the President and Chief Operating Officer of SunBridge, our inpatient services subsidiary, and the Chief Operating Officer of our other operating subsidiaries. Other than Richard K. Matros, our current Chief Executive Officer, our remaining management team will be the management team of New Sun, including L. Bryan Shaul, who will be the Chief Financial Officer. Accordingly, New Sun will have a strong and committed management team with substantial industry knowledge. New Sun’s chief executive officer and chief financial officer together will have over 45 years of healthcare experience, as well as a proven track record of operations success in the long-term care industry. New Sun’s management team has successfully acquired and integrated numerous businesses, assets and properties, and this experience should position New Sun well to successfully implement its growth and integration strategies.

SHG Services, Inc. – Business Strategy

New Sun intends to build on current competitive strengths and to grow its business and strengthen its position as a nationwide provider of senior healthcare services by pursuing the following objectives:

Focus on Inpatient Growth. New Sun intends to increase its inpatient revenue and profitability by maintaining high occupancy rates and by continuing Sun’s focus on attracting more high-acuity and Medicare patients. New Sun will implement this strategy by focusing on expanding its clinical and case management and by developing Rehab Recovery Suites that exclusively specialize in Medicare and managed care patients. New Sun plans to take advantage of its marketing infrastructure, local community knowledge and brand image to attract new patients and to expand its referral and customer bases.

Seek Growth in Ancillary Businesses. New Sun intends to grow its SolAmor hospice operations through acquisitions and internal growth. New Sun will focus on its rehabilitation therapy business, which will be a key driver of its Medicare services and revenues, by improving its clinical product offering, labor productivity and operating profitability and increasing the number of third-party contracts. New Sun’s hospice and ancillary services should provide it with diversified revenue sources, a favorable payor mix and growth opportunities.

Increase Operational Efficiency and Leverage Our Existing Platform. New Sun will focus on improving operating efficiencies without compromising high quality of care. New Sun plans to reduce costs and enhance efficiencies through various methods, including by:

•	reducing labor and billing expenses through technological advances and operational improvements that allow management to more efficiently allocate employees;

•	reducing overhead through process improvement initiatives and frequent re-examination of costs;

•	improving therapist productivity in its rehabilitation services business;

•	controlling litigation expenses by focusing on risk management; and

•	monitoring and analyzing the operations and profitability of individual business units.

Sabra Health Care REIT, Inc. – Overview

Sabra Health Care REIT, Inc., a Maryland corporation and a wholly owned subsidiary of Sun, is referred to in this prospectus supplement as Sabra. As a result of the restructuring of our business described in this prospectus supplement, Sabra will hold immediately prior to the Separation, through its subsidiaries, all of our owned real property, other than the New Sun Retained Properties, and will assume all related mortgage indebtedness owed to third parties. The owned real property to be held by Sabra includes fixtures and certain personal property associated with the real property. Following the Separation, Sun will merge with and into Sabra, with Sabra surviving the merger as a Maryland corporation and Sun stockholders receiving shares of Sabra common stock in exchange for their shares of Sun common stock. This merger is referred to in this prospectus supplement as the “REIT Conversion Merger.” Pursuant to master lease agreements (the “Lease Agreements”) that will be entered into between Sabra and New Sun in connection with the Separation, Sabra will lease to subsidiaries of New Sun the 87 Sun properties that Sabra will own following the REIT Conversion Merger.

Following the Separation and REIT Conversion Merger, Sabra will be a self-administered, self-managed realty company that will own and invest in real estate serving the healthcare industry. Sabra will generate its revenues primarily by entering into long-term triple-net leases with local, regional and national tenants and operators throughout the United States. Initially, Sabra’s portfolio will consist of 68 skilled nursing facilities, ten combined skilled nursing, assisted and independent living facilities, five assisted living facilities, two mental health facilities, one independent living facility and one continuing care retirement community that Sabra will acquire in connection with the Separation and REIT Conversion Merger (the “Sabra Properties”). As of June 30, 2010, the Sabra Properties had a total of 9,740 licensed beds, or units, located in 20 states. Sabra will lease all of these properties to subsidiaries of New Sun following the Separation and REIT Conversion Merger pursuant to the Lease Agreements.

Sabra expects to initially grow its portfolio through the acquisition of skilled nursing and senior housing facilities, including assisted living, independent living and continuing care retirement community facilities. As Sabra acquires additional properties and expands its portfolio, it expects to diversify by geography, asset class and tenant within the healthcare sector. For example, Sabra expects to pursue the acquisition of medical office buildings, life science facilities and hospitals. Sabra plans to be opportunistic in its healthcare real estate investment strategy by investing in assets that provide the best opportunity to create long-term stockholder value, dividend growth and capital appreciation.

Following completion of the REIT Conversion Merger, Sabra currently intends to qualify and elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year beginning on January 1, 2011 (the “REIT Conversion”). Sabra expects to operate through an umbrella partnership (UPREIT) structure in which substantially all of its properties and assets will be held by Sabra Health Care Limited Partnership (the “Operating Partnership”), of which Sabra is the sole general partner. Sabra may not qualify for REIT status if a single stockholder owned 10% or more of our common stock immediately prior to the Separation and REIT Conversion Merger. For this reason, we adopted a stockholder rights agreement on May 24, 2010 to discourage third parties from exceeding this ownership limitation. The stockholder rights agreement will terminate upon the earlier of the effective time of the REIT Conversion Merger or May 24, 2011.

Shares of Sabra common stock are expected to trade on The Nasdaq Global Select Market under the symbol “SBRA.” In the discussion that follows in this section, references to “Sabra” include all direct or indirect wholly owned subsidiaries of Sabra, including the Operating Partnership.

Sabra Health Care REIT, Inc. – Portfolio of Healthcare Properties

Following the Separation and REIT Conversion Merger, Sabra will have a geographically diverse portfolio of healthcare properties in the United States that will offer a range of long-term care health services in the areas of skilled nursing, assisted and independent living and mental health. The initial portfolio will consist of the 87 Sabra Properties. Of these properties, Sabra will own fee title to 81 properties and title under long-term ground leases for 6 properties.

Sabra’s portfolio will initially consist of the following types of healthcare facilities, all of which will be operated by subsidiaries of New Sun immediately after the Separation and REIT Conversion Merger:

•

Skilled Nursing Facilities. Skilled nursing facilities provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, nutrition and administrative services for individuals requiring certain assistance for activities in daily living. A typical skilled nursing facility includes mostly one and two bed units, each equipped with a private or shared bathroom and community dining facilities. Rehab Recovery Suites, which specialize in Medicare and managed care patients, are currently located in 30 of the skilled nursing facilities that Sabra will own and lease to New Sun. Solana Alzheimer’s units, which are dedicated to the care of residents afflicted with Alzheimer’s disease, are located in 21 of the skilled nursing facilities that Sabra will own and lease to New Sun.

•

Assisted Living Facilities. Assisted living facilities provide services that include minimal nursing assistance, housekeeping, nutrition, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Assisted living facilities permit residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. Assisted living facilities typically are comprised of one and two bedroom suites equipped with private bathrooms and efficiency kitchens. Services bundled within one regular monthly fee usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times.

•

Independent Living Facilities. Independent living facilities are age-restricted multi-family properties with central dining facilities that provide services that include security, housekeeping, nutrition and limited laundry services. Our independent living facilities, which will be owned by Sabra following the Separation, are designed specifically for independent seniors who are able to live on their own, but desire the security and conveniences of community living. Independent living facilities typically offer several services covered under a regular monthly fee.

•	Mental Health Facilities. Mental health facilities provide a range of inpatient and outpatient behavioral health services for adults and children through specialized treatment programs.

•

Continuing Care Retirement Community. Sabra’s continuing care retirement community will provide, as a continuum of care, the services described above for independent living facilities, assisted living facilities and skilled nursing facilities in an integrated campus, under long-term contracts with the residents.

We believe that all of the Sabra Properties are suitable for their intended uses as described above.

Sabra Health Care REIT, Inc. – Geographic and Property Type Diversification

The following tables set forth certain information concerning the 87 Sabra Properties, which, at June 30, 2010, consisted of 9,740 beds located in 20 states.

		Number of Licensed Beds/Units(1)
State	Total Number of Centers	Skilled Nursing	Assisted Living	Independent Living	Mental Health	Total	% of Total
New Hampshire	15	1,131	474	—	—	1,605	16.4
Connecticut	10	1,327	23	49	—	1,399	14.4
Kentucky	15	976	172	—	—	1,148	11.8
Ohio	8	954	—	—	—	954	9.8
Florida	5	660	—	—	—	660	6.8
Oklahoma	5	441	71	12	60	584	6.0
Montana	4	538	—	—	—	538	5.5
New Mexico	3	190	120	60	—	370	3.8
Colorado	2	362	—	—	—	362	3.7
Georgia	2	310	—	—	—	310	3.2
California	3	301	—	—	—	301	3.1
Massachusetts	3	301	—	—	—	301	3.1
Idaho	3	229	16	—	22	267	2.7
Rhode Island	2	261	—	—	—	261	2.7
West Virginia	2	185	—	—	—	185	1.9
Maryland	1	137	—	—	—	137	1.4
Tennessee	1	134	—	—	—	134	1.4
North Carolina	1	100	—	—	—	100	1.0
Indiana	1	88	—	—	—	88	0.9
Washington	1	—	36	—	—	36	0.4

Total	87	8,625	912	121	82	9,740	100%

% of Total Beds/Units		88.6%	9.4%	1.2%	0.8%	100%

(1)	“Licensed Beds” refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy. Available beds for the 87 properties aggregated 9,403.

Sabra Health Care REIT, Inc. – Occupancy Trends

The following table sets forth the occupancy percentage for the Sabra Properties for the periods indicated.

	Occupancy %(1)
	For the Six Months Ended June 30, 2010	For the Year Ended December 31,
		2009	2008	2007	2006	2005
Skilled Nursing Facilities (68)	88.5%	89.7%	90.4%	90.8%	89.6%	86.6%
Combination SNF/ALF/ILF (10)	92.3%	92.5%	93.7%	93.2%	92.2%	93.1%
Senior Housing(2) (7)	86.2%	89.0%	91.4%	93.5%	85.3%	77.8%
Mental Health (2)	80.8%	81.5%	82.6%	79.9%	86.9%	85.3%

Total (87)	88.8%	90.0%	90.9%	91.2%	89.6%	87.0%

(1)	The percentages are computed by dividing the average daily number of beds occupied by the total number of available beds for use during the periods indicated (beds of acquired facilities are included in the computation following the date of acquisition only).
(2)	Senior housing is comprised of five assisted living facilities, one independent living facility, and one continuing care retirement community.

Occupancy percentages, either individually or in the aggregate, should not be relied upon alone to determine the performance of a facility. Other factors that may impact the performance of a facility include the sources of payment, terms of reimbursement and the acuity level of the patients.

Sabra Health Care REIT, Inc. – Skilled Mix Trends

The following table sets forth the skilled mix of the skilled nursing facilities included in the Sabra Properties for the periods indicated.

	SNF Skilled Mix %(1)
	For the Six Months Ended June 30, 2010	For the Year Ended December 31,
		2009	2008	2007	2006	2005
SNF Skilled Mix	20.8%	20.8%	21.3%	19.6%	18.0%	16.7%

(1)	Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the skilled nursing facilities included in the Sabra Properties divided by the total number of patient days at the skilled nursing facilities included in the Sabra Properties for any given period.

Sabra Health Care REIT, Inc. – Competitive Strengths

Sabra believes the following competitive strengths will contribute significantly to its success and its ability to drive long-term stockholder value, dividend growth and capital appreciation:

•

Experienced Management Team. Sabra’s management team has extensive healthcare and real estate experience. Richard K. Matros, Sabra’s Chairman, President and Chief Executive Officer, has approximately 20 years of experience in the acquisition, development and disposition of skilled nursing facilities and other healthcare facilities, including nine years at Sun. Harold W. Andrews, Jr., who is anticipated to become the Chief Financial Officer of Sabra, is a finance professional who has over 10 years of experience in both the provision of healthcare services and healthcare real estate. In addition, Sabra intends to hire a Chief Investment Officer with significant healthcare real estate acquisition experience in the near-term.

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Strong Relationships with Operators. The members of Sabra’s management team have developed an extensive network of relationships with qualified local, regional and national operators of skilled nursing and senior housing facilities across the United States. This extensive network has been built by Sabra’s management team through over 20 years of operating experience, industry trade organizations, banking relationships and investor relations within the skilled nursing and senior housing industries. Sabra intends to work collaboratively with its operators to help them achieve their growth and business objectives. Sabra believes these strong relationships with operators will allow Sabra to successfully and efficiently source investment opportunities that provide attractive risk-adjusted returns to its stockholders.

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Ability to Identify Talented Operators. As a result of the Sabra management team’s operating experience, network of relationships and insight, Sabra anticipates that it will be able to identify qualified local, regional and national operators. Sabra will seek operators that possess local market knowledge, demonstrate hands-on management, have proven track records, are management owned and controlled and emphasize patient care. The management team’s experience gives Sabra a key competitive advantage in objectively evaluating an operator’s financial position, emphasis on care and operating efficiency.

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Ability to Access Capital Markets. Sabra’s management team has extensive experience, through years of public operating company history, in successfully accessing both debt and equity capital markets to fund growth and maintain a proper capital structure. Sabra expects to use the experience of its management team to access capital markets to fund its growth and manage its capital structure. Further, Sabra expects to opportunistically seek to access U.S. government agency financing, including Fannie Mae and HUD.

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Proactive Asset Management. Sabra expects to actively monitor the operating results of its skilled nursing and senior housing facilities and work closely with its operators to identify and capitalize on opportunities to improve the operations of its facilities and the overall financial and operating strength of its operators. The members of Sabra’s management team have significant experience operating senior housing and other healthcare-related businesses and developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate. Sabra will take advantage of this experience and expertise to provide its operators with significant assistance in the areas of marketing, development, facility expansion and strategic planning asset management.

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Lease Structure. The Lease Agreements will have initial terms of between 10 and 15 years with no purchase options. Although Sabra will be a single-tenant REIT after the Separation, there will be significant visibility into New Sun’s operating and financial performance, given that New Sun will be publicly traded on the NASDAQ Global Select Market and subject to SEC reporting requirements.

Sabra Health Care REIT, Inc. – Business Strategy

Following the Separation and REIT Conversion Merger, Sabra’s primary goal will be to create long-term stockholder value through the payment of consistent cash dividends and capital appreciation. To achieve this goal, Sabra intends to pursue a business strategy focused on opportunistic acquisitions and property diversification. Sabra also intends to develop its relationships with tenants and healthcare providers with a goal to expand over time the mixture of tenants managing and operating its properties.

The key components of Sabra’s business strategy include:

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Opportunistically Pursue Acquisitions and Diversification. Sabra expects to grow its portfolio through selective and opportunistic acquisitions into a diversified healthcare REIT. Initially, Sabra intends to focus on the acquisition of skilling nursing and senior housing facilities. However, Sabra expects to pursue other facility types such as medical office buildings, life sciences facilities and hospitals. As Sabra acquires additional properties, it expects to diversify by geography, asset class and tenant within the healthcare sector. Sabra will seek to take advantage of acquisitions that meet specified investment objectives to enable it to drive profitable growth and maximize stockholder value.

•

Develop New Tenant Relationships. Sabra intends to cultivate its relationships with tenants and healthcare providers, in addition to New Sun, in order to expand the mixture of tenants operating its properties and, in doing so, will reduce its dependence on any single tenant or operator. Sabra expects that this objective will be achieved over time as part of Sabra’s strategy to acquire new properties and diversify its overall portfolio of healthcare properties.

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Capital Source to Underserved Operators. Sabra believes that there is a significant opportunity to be a capital source to healthcare operators through acquisitions of healthcare properties that are consistent with Sabra’s investment and financing strategy, but that, due to size and other considerations, are not a focus for the larger healthcare REITs. Sabra intends to utilize its management team’s operating experience, network of relationships and insight, to identify financially strong and growing operators in need of capital funding for future growth. Sabra believes these types of acquisition opportunities have the potential for favorable risk-adjusted returns to stockholders.

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Strategic Capital Improvements. Sabra intends to continue to support operators by providing capital to them for a variety of purposes, including for capital expenditures, modernization of facilities and loans. Sabra expects to structure these investments as either lease amendments that produce additional rents or loans that are repaid by operators during the lease term.

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Pursue Strategic Development Opportunities. Sabra intends to work with its operators to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in Sabra’s portfolio that may become less competitive. Sabra also intends to identify new development opportunities that present attractive risk-adjusted returns. These projects could include development opportunities with New Sun, or working with new operators to identify, design, develop and construct new facilities.

Sabra Health Care REIT, Inc. – Investment and Financing Strategy

Sabra intends to invest in additional healthcare properties as suitable opportunities arise and adequate sources of financing are available. In making investments in healthcare properties, Sabra’s investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of its properties and acquire properties with cash flow growth potential. Initially, Sabra intends to structure its acquisitions with triple-net leases; however, Sabra may choose to pursue other forms of investment structures, including taxable REIT subsidiary structures, mezzanine and secured debt investments, and joint ventures.

Sabra expects that future investments in properties, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, its existing cash, borrowings available to Sabra pursuant to the indebtedness it expects to incur in connection with the Separation and REIT Conversion Merger, future borrowings or the proceeds from additional issuances of common stock or other securities. In addition, Sabra expects to opportunistically seek to access U.S. government agency debt, including Fannie Mae and HUD financing. Sabra does not have current development projects for the Sabra Properties or any other property.

CORPORATE INFORMATION

Sun Healthcare Group, Inc. was incorporated in Delaware in 1993. Our principal executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	26,750,000 shares

Common stock to be outstanding immediately after this offering	70,734,572 shares

Use of proceeds	The total proceeds to us, before expenses, from this offering are expected to be approximately $196.4 million (or approximately $225.9 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discounts and commissions. We intend to use the proceeds to us from this offering to repay a portion of the outstanding term loans under our existing credit facility. See “Use of Proceeds.”

Affiliates of Credit Suisse Securities (USA) LLC are lenders under our existing credit facility and will receive their pro rata share of such repayment. Because Credit Suisse Securities (USA) LLC and their respective affiliates will receive in the aggregate more than 5% of the proceeds of this offering as repayment for such debt, this offering is made in compliance with the applicable provisions of Section 5110 of the FINRA Conduct Rules and Rule 2720 of the NASD Conduct Rules.

Distribution and dividend policy	In connection with the Separation, we intend to make a cash distribution to holders of our common stock on the record date for the Separation in an aggregate amount of approximately $13.0 million. Except in connection with the Separation, we do not anticipate paying any other dividends on our common stock. See “Dividend Policy.”

Following the Separation and REIT Conversion Merger, New Sun does not anticipate paying dividends on its common stock in the foreseeable future. Commencing in 2011, consistent with industry standards, Sabra expects to pay distributions in cash in an amount equal to approximately 80% of Sabra’s funds from operations for each quarterly period, but in no event will the annual dividend be less than 90% of Sabra’s taxable income on an annual basis (excluding net capital gains). See “Proposed Restructuring—Distribution and Dividend Policy of New Sun and Sabra.”

Nasdaq Global Select Market symbol	SUNH

Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the information under the captions “Risk Factors Applicable to Sun Healthcare Group, Inc.” and “Risk Factors Applicable to the Proposed Restructuring.”

The number of shares of common stock to be outstanding after this offering is based on 43,984,572 shares outstanding as of July 30, 2010 (including 2,646 treasury shares).

The number of shares of our common stock outstanding immediately after this offering excludes:

•

2,762,735 shares of common stock issuable upon exercise of options outstanding under our 2009 Performance Incentive Plan, 2004 Equity Incentive Plan and 2002 Non-employee Director Equity Incentive Plan, with a weighted average exercise price of $10.02 per share;

•

1,056,634 shares of common stock issuable upon vesting of restricted stock units or upon the payment of vested restricted stock units that have been deferred, which are outstanding under our 2009 Performance Incentive Plan and 2004 Equity Incentive Plan; and

•	2,902,548 additional shares of common stock reserved for issuance under our 2009 Performance Incentive Plan.

If the underwriters exercise their overallotment option in full, we will issue an additional 4,012,500 shares. Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the overallotment option we granted to the underwriters.

Risk Factors Applicable to Sun Healthcare Group, Inc.

The following discussion describes the risks that are applicable to our business until the Separation and REIT Conversion Merger occur and that will apply if, for any reason, we do not proceed with the Separation and REIT Conversion Merger. You should carefully consider these risks with all of the other information that is included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference and our financial statements and the related notes incorporated by reference or contained elsewhere in this prospectus supplement. If any of these risks actually occur, our business, financial position or results of operations could be materially adversely affected, the value of our common stock could decline and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

Our business is dependent on reimbursement rates under federal and state programs, and legislation or regulatory action may reduce or otherwise materially adversely affect the reimbursement rates.

Our revenues are heavily dependent on payments administered under the Medicare and Medicaid programs. The economic downturn has caused many states to institute freezes on or reductions in Medicaid reimbursements to address state budget concerns. Moreover, for the 2010 federal fiscal year (commencing October 1, 2009), the Centers for Medicare and Medicaid Services (“CMS”) effectively reduced our Medicare reimbursement rates and, for the 2011 federal fiscal year, CMS will be implementing changes to the Resource Utilization Group classification system, which may materially adversely impact our Medicare revenues. In addition, the skilled nursing center exception to the statutory cap on Medicare reimbursements for therapy services is scheduled to expire on December 31, 2010. If the skilled nursing center exception is not extended, reimbursement for therapy services rendered to our residents and patients will be reduced.

In addition to these reductions, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of these initiatives, such as further reductions in funding of the Medicare and Medicaid programs, additional changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, and additional operational requirements, could materially adversely affect us.

Healthcare reform may affect our revenues and increase our costs and otherwise materially adversely affect our business.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law. Together, these two measures make the most sweeping and fundamental changes to the U.S. health care system since the creation of Medicare and Medicaid. These new laws include a large number of health-related provisions that are scheduled to take effect over the next four years, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges and modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste, including through new tools to address fraud and abuse. We cannot predict the exact effect these newly enacted laws or any future legislation or regulation will have on us, including future reimbursement rates and occupancy in our inpatient facilities.

The Separation and REIT Conversion Merger may not be completed, which may harm our business, financial position or results of operations.

On May 24, 2010, we announced that we intend to restructure our business by separating our real estate assets and our operating assets into two separate publicly traded companies. The proposed transactions are highly complex and the completion of the transactions may require significant time, effort and expense. This could lead to a distraction from the day to day operations of our business, which could adversely affect our operations.

Although our board of directors has unanimously approved the Separation and REIT Conversion Merger, the completion of the Separation and REIT Conversion Merger is subject to a number of conditions, and there is no assurance that all of the conditions to these transactions will be met or waived and that the Separation and REIT Conversion Merger will be completed. In addition, we reserve the right to abandon, defer or modify the Separation and REIT Conversion Merger at any time, even if our stockholders approve the Separation and REIT Conversion Merger, if our board of directors determines for any reason that these transactions are no longer in the best interests of Sun and our stockholders.

If the Separation and REIT Conversion Merger are not completed for any reason, our business may be harmed in a number of ways, including the following:

•	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the Separation and REIT Conversion Merger will be completed;

•	an adverse reaction from investors and potential investors may reduce our future financing opportunities;

•	the pending Separation and REIT Conversion Merger may cause us to defer or potentially lose business opportunities; and

•

costs related to the transactions, including legal and accounting fees and certain fees payable to our financial advisors, must be paid even if the Separation and REIT Conversion Merger are not completed.

Our revenue and collections have been adversely affected and may be materially adversely affected by the economic downturn.

In addition to state and federal budgetary actions that have impacted the amount of reimbursements that we receive for services under state and federal programs, the recent economic downturn has resulted in reduced demand for our staffing services that we provide through or to other healthcare providers and has impacted our ability to collect receivables from nongovernmental sources. If economic conditions do not improve or if they worsen, this reduction in demand and impact on our receivables collection could continue. Adverse economic conditions could also result in continued reduced demand for our therapy and staffing services, which could have a material adverse effect on our business, financial position or results of operations.

Delays in collecting or the inability to collect our accounts receivable could materially adversely affect our cash flows and financial position.

Prompt billing and collection are important factors in our liquidity. Billing and collection of our accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by nongovernment payors. Our inability to bill and collect on a timely basis pursuant to these regulations and rules could subject us to payment delays that could negatively impact our cash flows and ultimately our financial position in a material manner. In addition, commercial payors and other customers, as well as individual patients, may be unable to make payments to us for which they are responsible. The recent economic downturn has resulted in a decrease in our ability to collect accounts receivable from some of our customers. A continuation or worsening of recent unfavorable economic conditions may result in a decrease in our ability to collect accounts receivable from some of our customers, in which case we will have to make larger allowances for doubtful accounts or incur bad debt write-offs, each of which could have a material adverse effect on our business, financial position or results of operations.

Our business is subject to reviews, audits and investigations under federal and state programs and by private payors, which could have a material adverse effect on our business, financial position or results of operations.

We are subject to review, audit or investigation by federal and state governmental agencies to verify compliance with the requirements of the Medicare and Medicaid programs and other federal and state programs. Audits under the Medicare and Medicaid programs have intensified in recent years. Private payors also may have a contractual right to review or audit our files. Any review, audit or investigation could result in various actions, including our paying back amounts that we have been paid pursuant to these programs, our paying fines or penalties, the suspension of our ability to collect payment for new residents to a skilled nursing center, exclusion of a skilled nursing center from participation in one or more governmental programs, revocation of a license to operate a skilled nursing center, or loss of a contract with a private payor. Any of these events could have a material adverse effect on our business, financial position or results of operations.

Possible changes in the case mix of residents and patients as well as payor mix and payment methodologies could materially affect our revenue and profitability.

The sources and amount of our revenues are determined by a number of factors, including the licensed bed capacity and occupancy rates of our healthcare centers, the mix of residents and patients and the rates of reimbursement among payors. Likewise, services provided by our ancillary businesses vary based upon payor and payment methodologies. Changes in the case mix of the residents and patients as well as payor mix among private pay, Medicare and Medicaid could materially affect our profitability. In particular, any significant decrease in our population of high-acuity residents and patients or any significant increase in our Medicaid population could have a material adverse effect on our business, financial position or results of operations, especially if states operating Medicaid programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Unfavorable resolution of litigation matters and disputes could have a material adverse effect on our business, financial position or results of operations.

Skilled nursing center operators, including our inpatient services subsidiaries, are from time to time subject to lawsuits seeking to hold them liable for alleged negligent or other wrongful conduct of employees that allegedly result in injury or death to residents of the centers. We currently have numerous patient care lawsuits pending against us, as well as other types of lawsuits. Adverse determinations in legal proceedings, including potential punitive damages, and any adverse publicity arising therefrom could have a material adverse effect on our business, financial position or results of operations.

We rely primarily on self-funded insurance programs for general and professional liability and workers’ compensation claims against us, and any claims not covered by, or in excess of, our insurance coverage limits could have a material adverse effect upon our business, financial position or results of operations.

We self-insure for the majority of our insurable risks, including general and professional liabilities, workers’ compensation liabilities and employee health insurance liabilities, through the use of self-insurance or self-funded insurance policies, which vary by the states in which we operate. We rely upon self-funded insurance programs for general and professional liability claims up to $5.0 million per claim, which amounts we are responsible for funding. We maintain excess insurance for claims above this amount. There is a risk that the amounts funded to our programs of self-insurance and future cash flows may not be sufficient to respond to all claims asserted under those programs.

At December 31, 2009 and 2008, we had recorded reserves of $94.9 million and $87.3 million, respectively, for general and professional liabilities, but we had only pre-funded $3.4 million in each of those years for such claims. At December 31, 2009 and 2008, we had recorded reserves of $67.5 million and $66.6 million, respectively, for workers’ compensation liabilities, and had only pre-funded $12.0 million and $22.1 million, respectively, for such claims. There is no assurance that a claim in excess of our insurance coverage limits will not arise. A claim against us that is not covered by, or is in excess of, the coverage limits provided by our excess insurance policies could have a material adverse effect upon our business, financial position or results of operations. Furthermore, there is no assurance that we will be able to obtain adequate excess liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

Our operations are extensively regulated and adverse determinations against us could result in severe penalties, including loss of licensure and decertification.

In the ordinary course of business, we are subject to a wide variety of federal, state and local laws and regulations and to federal and state regulatory scrutiny and supervision in various areas, including referral of patients, false claims under Medicare and Medicaid, health and safety laws, environmental laws and the protection of health information. Such regulatory scrutiny often includes inquiries, civil and criminal investigations, examinations, audits, site visits and surveys, some of which are non-routine. If we are found to have engaged in improper practices, we could be subject to civil, administrative or criminal fines, penalties or restitutionary relief or corporate settlement agreements with federal, state or local authorities, and reimbursement authorities could also seek our suspension or exclusion from participation in their programs. The exclusion of centers from participating in Medicare or Medicaid could have a material adverse effect on our business, financial position or results of operations. We cannot predict the future course of any laws or regulations to which we are subject, including Medicare and Medicaid statutes and regulations, the intensity of federal and state enforcement actions or the extent and size of any potential sanctions, fines or penalties. Changes in existing laws or regulations, or the enactment of new laws or regulations, could result in changes to our operations requiring significant capital expenditures or additional operating expenses. Evolving interpretations of existing, new or amended laws and regulations or heightened enforcement efforts could have a material adverse effect on our business, financial position or results of operations.

Our hospice business is subject to a cap on the amount paid by Medicare and other Medicare payment limitations, which limitations could materially adversely affect our hospice revenues and earnings.

Payments made by Medicare for hospice services are subject to a cap amount on a per hospice basis. Our ability to comply with this limitation depends on a number of factors, including the number of admissions, average length of stay, acuity level of our patients and patients that transfer into and out of our hospice programs. Our hospice revenue and profitability could be materially reduced if we are unable to comply with this and other Medicare payment limitations.

Our business is dependent on referral sources, which have no obligation to refer residents and patients to our skilled nursing centers, and our failure to maintain our existing referral sources, develop new relationships or achieve or maintain a reputation for providing high quality of care could materially adversely affect us.

We rely on referrals from physicians, hospitals and other healthcare providers to provide our skilled nursing centers with our patient population. These referral sources are not obligated to refer business to us and may refer business to other long-term care providers. If we fail to maintain our existing referral sources, fail to develop new relationships or fail to achieve or maintain a reputation for providing high quality of care, our patient population, payor mix, revenue and profitability could be materially adversely affected.

Providers of commercial insurance and other nongovernmental payors are increasingly seeking to control costs, which efforts could materially adversely impact our revenues.

Private insurers are seeking to control healthcare costs through direct contracts with healthcare providers, and reviews of the propriety of, and charges for, services provided. These private payors are increasingly demanding discounted fee structures. These cost control efforts could have a material adverse effect on our business, financial position or results of operations.

We face national, regional and local competition, which could materially limit our ability to attract and retain residents or to expand our business.

The healthcare industry is highly competitive and subject to continual changes in the methods by which services are provided and the types of companies providing services. Our nursing and rehabilitation centers compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing center. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing centers in the local market, the types of services available, quality of care, reputation, age and appearance of each center and the cost of care in each locality. Increased competition in the future could limit our ability to attract and retain residents or to expand our business.

State efforts to regulate the construction or expansion of healthcare providers could impair our ability to expand our operations or make acquisitions.

Some states require healthcare providers (including skilled nursing centers, hospices and assisted living centers) to obtain prior approval, in the form of a certificate of need (a “CON”), for the purchase, construction or expansion of healthcare centers; capital expenditures exceeding a prescribed amount; or changes in services or bed capacity. To the extent that we are unable to obtain any required CON or other similar approvals, our expansion could be materially adversely affected. We cannot make any assurances that we will be able to obtain a CON or other similar approval for any future projects requiring this approval.

We may be unable to reduce costs to offset completely any decreases in our revenues.

Reduced levels of occupancy in our healthcare centers or reductions in reimbursements from Medicare and Medicaid could materially adversely impact our cash flow and revenues. Fluctuations in our occupancy levels may become more common as we increase our emphasis on patients with shorter stays but higher acuities. If we are unable to put in place corresponding adjustments in costs in response to declines in census or other revenue shortfalls, we would be unable to prevent future decreases in earnings. Our centers are able to reduce some of their costs as occupancy decreases, although the decrease in costs will in most cases be less than the decrease in revenues. However, our centers are not able to reduce their costs of providing care to offset a decrease in reimbursement revenues from federal and state programs.

We continue to be adversely affected by an industry-wide shortage of qualified center care-provider personnel and increasing labor costs.

We, like other providers in the long-term care industry, have had and continue to have difficulties in retaining qualified personnel to staff our healthcare centers, particularly nurses, and in such situations we may be required to use temporary employment agencies to provide additional personnel. The labor costs are generally higher for temporary employees than for full-time employees. In addition, many states in which we operate have increased minimum staffing standards. As minimum staffing standards are increased, we may be required to retain additional staffing. In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our centers.

A similar situation exists in the rehabilitation therapy industry. We, like other providers in the long-term care industry, have had and continue to have difficulties in hiring a sufficient number of rehabilitation therapists. Under these circumstances, we, like others in this industry, have been required to offer higher compensation to attract and retain these personnel, and we have been forced to rely on independent contractors, at higher costs, to fulfill our contractual commitments with our customers. Existing contractual commitments, regulatory limitations and the market for these services have made it difficult for us to pass through these increased costs to our customers.

If we are unable to meet minimum staffing standards, we may be subject to fines or other sanctions and increased costs, which could materially adversely affect our profitability.

Increased attention to the quality of care provided in skilled nursing centers has caused several states to mandate, and other states to consider mandating, minimum staffing laws that require minimum nursing hours of direct care per resident per day. These minimum staffing requirements further increase the gap between demand for and supply of qualified professionals, and lead to higher labor costs. Failure to comply with minimum staffing requirements can result in fines and requirements that we provide a plan of correction.

Our ability to satisfy minimum staffing requirements depends upon our ability to attract and retain qualified healthcare professionals, including nurses, certified nurse’s assistants and other personnel. Attracting and retaining these personnel is difficult given existing shortages of these employees in the labor markets in which we operate. Furthermore, if states do not appropriate additional funds (through Medicaid program appropriations or otherwise) sufficient to pay for any additional operating costs resulting from minimum staffing requirements, our profitability could be materially adversely affected.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives, which could have a material adverse effect on our business, financial position or results of operations.

Our future success depends in large part upon the leadership and performance of our executive management team and key employees at the operating level. If we lose the services of any of our executive officers or any of our key employees at the operating or regional level, we may not be able to replace them with similarly qualified personnel, which could have a material adverse effect on our business, financial position or results of operations.

We could be materially adversely affected by our level of indebtedness.

As of June 30, 2010, we had indebtedness of $663.6 million, a $50.0 million revolving credit facility ($24.7 million utilized for letters of credit, but otherwise undrawn at June 30, 2010) and a $45.0 million letter of credit facility ($45.0 million outstanding at June 30, 2010). The level of our indebtedness could have adverse consequences to us, such as requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt, limiting our ability to fund, and potentially increasing the cost of funding, working capital, capital expenditures, acquisitions and other general corporate requirements and making us more vulnerable to general adverse economic and industry conditions. If we fail to comply with the payment requirements or financial covenants contained in our debt agreements, we would be required to seek waivers from our lenders. Seeking these waivers may be difficult or expensive to obtain and, if we fail to obtain any necessary waivers, the resulting default would allow the lenders to accelerate the maturity of the indebtedness, which could have a material adverse effect on our business, financial position or results of operations.

An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt. This increased cost could make the financing of any acquisition more costly. We may incur more variable interest rate indebtedness in the future. Rising interest rates could limit our ability to refinance existing debt when it matures, or cause us to pay higher interest rates upon refinancing and increased interest expense on refinanced indebtedness.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach could materially adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness contain customary covenants that include restrictions on our ability to make acquisitions and other investments, pay dividends, incur additional indebtedness and make capital expenditures. These restrictions may limit our operational flexibility or require us to approach our lenders for consent to allow us to implement our business plans. Such a consent could be difficult or expensive to obtain. Our failure to comply with such restrictions and other covenants could materially adversely affect our business, financial position or results of operations or our ability to incur additional indebtedness or refinance existing indebtedness.

To the extent that we require additional debt financing in the future, such financing may have less favorable terms than our current debt financing.

In the ordinary course of business, mortgages on our centers may become due and payable by their terms and we would seek to refinance such mortgages. There can be no assurance that we will be able to obtain such refinancing on terms comparable to our current financing, or at all. In addition, the terms of the indenture governing our senior subordinated notes and our senior secured credit facilities permit us to incur additional indebtedness, subject to certain restrictions. Accordingly, we could incur additional indebtedness in the future and there can be no assurance that we would be able to obtain such financing on terms comparable to our current financing, or at all.

We continue to seek acquisitions and other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs and we may not be able to fully realize the potential benefit of such transactions.

We continue to seek acquisitions and other strategic opportunities. Accordingly, we are often engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. In addition, we may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed. In the event that we consummate an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefit of such a transaction.

We lease a significant amount of our centers and could experience risks relating to lease termination, lease extensions, and special charges, which could have a material adverse effect on our business, financial position or results of operations.

We face risks because of the number of centers that we lease. We currently lease 112 of the 202 healthcare centers operated by our subsidiaries as of June 30, 2010. Each of our lease agreements provides that the lessor may terminate the lease for a number of reasons, including, subject to applicable cure periods, the default in any payment of rent, taxes or other payment obligations or the breach of any other covenant or agreement in the lease. Termination of any of our lease agreements could result in a default under our debt agreements and could have a material adverse effect on our business, financial position or results of operations. Although we believe that we will be able to renew our lease agreements that we wish to extend, there is no assurance that we will succeed in obtaining extensions in the future at rental rates and on other terms that we believe to be reasonable, or at all. Our high percentage of leased centers limits our ability to exit markets. As a result, if some centers should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations. We could incur special charges relating to the closing of such centers including lease termination costs, impairment charges and other special charges that would reduce our profits and could have a material adverse effect on our business, financial position or results of operations.

Natural disasters and other adverse events may harm our centers and residents.

Our centers and residents may suffer harm as a result of natural or other causes, such as storms, earthquakes, floods, fires and other conditions. Such events can disrupt our operations, negatively affect our revenues, and increase our costs or result in a future impairment charge. For example, nine of our healthcare centers are in Florida, which is prone to hurricanes, and 16 of our centers and our executive offices are in California, which is prone to earthquakes.

Environmental compliance costs and liabilities associated with our centers may have a material adverse effect on our business, financial position or results of operations.

We are subject to various federal, state and local environmental and health and safety laws and regulations with respect to our centers. These laws and regulations address various matters, including asbestos, fuel oil management, wastewater discharges, air emissions, medical wastes and hazardous wastes. The costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. For example, with respect to our owned and leased property, we may be held liable for costs relating to the investigation and clean up of any of our owned or leased properties from which there has been a release or threatened release of a regulated material as well as other properties affected by the release. In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs it incurs in connection with the contamination. Such environmental compliance costs and liabilities may have a material adverse effect on our business, financial position or results of operations.

Our ability to use our net operating losses (“NOLs”) and other tax attributes to offset future taxable income could be limited by an ownership change and/or decisions by California and other states to suspend the use of NOLs.

We have significant NOLs, tax credits and amortizable goodwill available to offset our future U.S. federal and state taxable income. Our ability to utilize these NOLs and other tax attributes may be subject to significant limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable state law if we undergo an ownership change. An ownership change occurs for purposes of Section 382 of the Code if certain events occur, including 5% stockholders (i.e., stockholders who own or have owned 5% or more of our stock (with certain groups of less-than-5% stockholders treated as single stockholders for this purpose)) increasing their aggregate percentage ownership of our stock by more than fifty percentage points above the lowest percentage of the stock owned by these stockholders at any time during the relevant testing period. An issuance of shares of our common stock in connection with acquisitions or for any other reason can contribute to or result in an ownership change under

Section 382. Stock ownership for purposes of Section 382 of the Code is determined under a complex set of attribution rules, so that a person is treated as owning stock directly, indirectly (i.e., through certain entities) and constructively (through certain related persons and certain unrelated persons acting as a group). In the event of an ownership change, Section 382 imposes an annual limitation (based upon our value at the time of the ownership change, as determined under Section 382 of the Code) on the amount of taxable income and tax liabilities a corporation may offset with NOLs and other tax attributes, such as tax credit carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL and tax credit carryforwards. As a result, our inability to utilize these NOLs or credits as a result of any ownership changes could materially adversely impact our business, financial position or results of operations.

In addition, California and certain states have suspended use of NOLs for certain taxable years, and other states are considering similar measures. As a result, we may incur higher state income tax expense in the future. Depending on our future tax position, continued suspension of our ability to use NOLs in states in which we are subject to income tax could have a material adverse impact on our business, financial position or results of operations.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our ability to report our financial results on a timely and accurate basis.

We are required to maintain internal control over financial reporting pursuant to Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Failure to maintain such controls could result in misstatements in our financial statements and potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or could cause us to delay the filing of required reports with the SEC and our reporting of financial results. Any of these events could result in a decline in the price of shares of our common stock. Although we have taken steps to maintain our internal control structure as required, we cannot assure you that control deficiencies will not result in a misstatement in the future.

RISKS RELATING TO INVESTING IN OUR COMMON STOCK

We may experience volatility in the market price of our common stock.

The market price of our common stock has fluctuated significantly in the past, and is likely to continue to be highly volatile. For example, between January 2, 2009 and July 30, 2010, the price of our stock ranged from a high of $12.74 per share to a low of $6.68 per share. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included herein, some of the reasons for the fluctuations in our stock price include:

•	fluctuations in our results of operations;

•	changes in our business, operations or prospects;

•	changes in the regulatory environment;

•	the hiring or departure of key personnel;

•	announcements or activities by our competitors;

•	proposed acquisitions by us or our competitors;

•

financial results that fail to meet public market analysts expectations and changes in stock market analysts’ recommendations regarding us, other healthcare companies or the healthcare industry in general;

•	adverse judgments or settlements obligating us to pay damages;

•	acts of war, terrorism or national calamities;

•	industry, domestic and international market and economic conditions;

•	decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry;

•	low trading volume of our common stock; and

•	developments with respect to the Separation and REIT Conversion Merger transactions.

In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources, or otherwise harm our business.

If we are unable to raise sufficient proceeds in this offering, we may be required to raise additional proceeds in one or more additional equity offerings or incur additional debt.

In connection with the Separation and REIT Conversion Merger, we will need to repay in full all of our outstanding 9.125% senior subordinated notes due 2015 and the outstanding term loans under our existing credit facility. We expect to fund the repayment of these obligations through a combination of the proceeds to us from this offering, together with cash on hand and the net proceeds of indebtedness to be incurred by New Sun and Sabra prior to the Separation and REIT Conversion Merger. If the Separation and REIT Conversion Merger had occurred on June 30, 2010, we estimate we would have needed approximately $196.4 million in proceeds to us, after deducting the underwriting discounts and commissions, from this offering, along with our cash on hand and anticipated aggregate borrowings by Sabra and New Sun of $323.2 million, to repay these obligations. If the proceeds to us from this offering, together with indebtedness to be incurred by New Sun and Sabra prior to completion of the Separation, are not sufficient to enable us to repay our outstanding senior subordinated notes and outstanding term loans under our credit facility, we may be required to raise additional proceeds in one or more additional equity offerings or incur additional debt. Additional issuances of our common stock, or the perception that such issuances could occur, may cause prevailing market prices to decline and may adversely affect our ability to raise additional proceeds at a time and price favorable to us. Any additional future issuance of our common stock will also reduce the percentage of our common stock owned by investors purchasing shares in this offering that do not participate in such future issuances. Further, our ability to incur additional indebtedness is subject to certain restrictions in the indenture governing our senior subordinated notes and our credit facility and there can be no assurance that we would be able to obtain such financing on terms favorable to us or at all.

If the Separation and REIT Conversion Merger are not completed for any reason, investors who purchase our common stock in this offering would not realize the anticipated benefits of an ownership interest in New Sun and Sabra.

Our board of directors believes that the Separation and REIT Conversion will more readily enable our stockholders to maximize their investment in Sun by giving them a continuing interest in a healthcare company that will concentrate on providing quality care to residents and patients as well as a tax-advantaged REIT security that is expected to provide both the opportunity for consistent cash dividends and capital appreciation. However, there is no assurance that the Separation and REIT Conversion will be completed, including in particular if any of the conditions to the Separation and REIT Conversion Merger are not satisfied or waived or if our board of directors determines for any reason that these transactions are no longer in the best interests of Sun and our stockholders. If the Separation and REIT Conversion Merger are not completed for any reason, stockholders of Sun, including investors who purchase our common stock in this offering, would not become stockholders of New Sun and Sabra and, therefore, would not have the opportunity to realize these anticipated benefits of an ownership interest in New Sun and Sabra.

We do not expect to pay any dividends for the foreseeable future, which will affect the extent to which our investors realize any future gains on their investment.

We are currently prohibited by the terms of our senior credit facility from paying dividends to holders of our common stock. In connection with the Separation, we intend to make a cash distribution to holders of our common stock on the record date for the Separation in an aggregate amount of approximately $13.0 million, although the actual amount of the cash distribution will not be determined until the time of the Separation. Except in connection with the Separation, we do not anticipate paying any other dividends in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Delaware law and provisions in our Restated Certificate of Incorporation, Amended and Restated Bylaws and our stockholder rights plan may delay or prevent takeover attempts by third parties and therefore inhibit our stockholders from realizing a premium on their stock.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). This section prevents any stockholder who owns 15% or more of our outstanding common stock from engaging in certain business combinations with us for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from our board of directors or the holders of 66 2/3% of our outstanding common stock (excluding the shares of our common stock owned by the 15% or more stockholder).

Our Restated Certificate of Incorporation and Amended and Restated Bylaws also contain several other provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions include (i) advance notice for raising business or making director nominations at meetings, (ii) an affirmative vote of the holders of 66 2/3 % of our outstanding common stock for stockholders to remove directors or amend our Amended and Restated Bylaws or certain provisions of our Restated Certificate of Incorporation and (iii) the ability to issue “blank check” preferred stock, which our board of directors, without stockholder approval, can designate and issue with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities. The issuance of blank check preferred stock may adversely affect the voting and other rights of the holders of our common stock as our board of directors may designate and issue preferred stock with terms that are senior to shares of our common stock.

In addition, we recently adopted a stockholder rights plan to discourage third parties from exceeding the ownership limitations that could prevent Sabra from qualifying for REIT status following the REIT Conversion Merger. Provisions of the rights plan could make it more difficult for a potential acquiror to consummate an acquisition transaction without the approval of our board of directors.

Our board of directors can use these and other provisions to discourage, delay or prevent a change in the control of our company or a change in our management. Any delay or prevention of a change of control transaction or a change in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares. These provisions could also limit the price that investors might be willing to pay for shares of our common stock.

Risk Factors Applicable to the Proposed Restructuring

If the Separation and REIT Conversion Merger occur, an investment in our common stock will change from an interest in Sun common stock to an interest in New Sun common stock and Sabra common stock. The following discussion describes risks related to the Separation and REIT Conversion Merger and risks that will be applicable to each of New Sun and Sabra if the Separation and REIT Conversion Merger occur. You should carefully consider these risks with all of the other information that is included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference and our financial statements and the related notes incorporated by reference or contained elsewhere in this prospectus supplement. If the Separation and REIT Conversion Merger occur and any of the following risks actually are realized, New Sun’s and Sabra’s business, financial position or results of operations could be materially adversely affected, the value of New Sun common stock and Sabra common stock could decline and you could lose all or part of your investment.

RISKS RELATING TO THE SEPARATION AND REIT CONVERSION

The receipt of the stock and cash distribution in the Separation may be taxable, in whole or in part, to our stockholders as a dividend, which could cause our stockholders to incur tax liabilities.

Your receipt of shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash distributed in connection with the Separation may be taxable, in whole or in part, to you as a dividend. The fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash distributed in connection with the Separation to a U.S. holder should be treated as a dividend to the extent of a U.S. holder’s share of current and accumulated earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), as determined under U.S. federal income tax principles. To the extent the fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash received in connection with the Separation by a U.S. holder exceeds the U.S. holder’s share of the current and accumulated earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), the excess first will be treated as a nontaxable return of capital to the extent, generally, of the U.S. holder’s adjusted tax basis in Sun common stock, and any remaining excess will be treated as capital gain. Although we will be ascribing a value to the shares of New Sun common stock received in the Separation for tax purposes, this valuation is not binding on the U.S. Internal Revenue Service (“IRS”) or any other tax authority. These taxing authorities could ascribe a higher valuation to the shares, particularly if the stock trades at prices significantly above the value ascribed to the shares by us in the period following the Separation. You should consult your own tax advisor as to the particular tax consequences of the Separation to you.

New Sun may be required to indemnify Sabra for certain tax liabilities for taxable periods (or portions thereof) prior to and including the date of the Separation, which could have a material adverse effect on the business, financial position or results of operations of New Sun or Sabra.

Under the terms of an agreement relating to tax allocation matters (the “Tax Allocation Agreement”) to be entered into by New Sun and Sabra in connection with the Separation, New Sun will be responsible for, and will indemnify Sabra against, any and all income taxes, including any taxes resulting from the restructuring of our business and the distribution of shares of New Sun common stock to our stockholders in the Separation, and all non-income taxes (other than non-income taxes imposed on or with respect to assets of Sabra or its subsidiaries, which will be the responsibility of Sabra) for periods before and including the Separation that are reportable on any tax return that includes Sabra or one of its subsidiaries, on the one hand, and New Sun or one of its subsidiaries, on the other hand. New Sun’s ability to satisfy any of these indemnification obligations may depend upon the future financial strength of New Sun. New Sun cannot determine at this time whether it will have to indemnify Sabra for any substantial obligations after the Separation. While there is no reason to believe that these indemnification obligations will be significant, there can be no assurance that this will be the case. There can also be no assurance that, if New Sun becomes obligated to indemnify Sabra for any substantial obligations, New Sun will have the ability to satisfy those obligations. If New Sun is required to make an indemnification payment or is unable to satisfy its indemnification obligations, there could be a material adverse effect on the business, financial position or results of operations of New Sun or Sabra, as the case may be.

Our inability to obtain all material authorizations, consents, approvals and clearances of third parties including U.S. federal, state and local governmental agencies (“Third-Party Approvals”) in connection with the Separation or REIT Conversion Merger may have a material adverse effect on our ability to consummate the Separation and REIT Conversion.

There are numerous Third-Party Approvals that we must obtain to consummate the restructuring of our business in connection with the Separation and REIT Conversion Merger, including consents of mortgage lenders and landlords of Sun and our subsidiaries. Our inpatient centers, rehabilitation therapy companies, health care staffing companies and hospice companies are extensively regulated by federal and state healthcare regulatory bodies and, in some instances, accreditation bodies. To consummate the restructuring of our business, we are required to file notices with, and in some jurisdictions obtain approvals or consents from, the various governmental agencies and commissions responsible for the licensure or certification of our inpatient centers and other lines of business. In some cases, these filings must be made, and approvals obtained, before the Separation can be completed. Also, we operate nine inpatient centers with mortgage loans that are guaranteed by the U.S. Department of Housing and Urban Development (“HUD”). We and Sabra will be required to submit applications to HUD to seek approvals regarding those nine centers to complete the restructuring of our business and the Separation and REIT Conversion Merger.

Although we have commenced the process of seeking the necessary Third-Party Approvals required in connection with the Separation and REIT Conversion Merger, we currently do not have all the necessary Third-Party Approvals. There is no assurance that we will be able to obtain these Third-Party Approvals. We do not intend to consummate the Separation or the REIT Conversion Merger if we do not receive all required Third-Party Approvals, unless we believe that the inability to obtain one or more Third-Party Approvals would not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of each of New Sun and Sabra. However, there can be no assurance that such a material adverse effect will not occur.

The pro forma financial information of New Sun and Sabra included herein does not purport to be indicative of the results New Sun or Sabra would have achieved as separate, publicly traded companies and may not be a reliable indicator of future results.

The pro forma financial information of New Sun and Sabra included herein may not reflect the business, financial position or results of operations of New Sun or Sabra would have been had they been separate, publicly traded companies during the periods presented, or what their business, financial position or results of operations will be in the future when they are separate, publicly traded companies. This is primarily because of the following factors, among others:

•

Prior to the Separation and REIT Conversion Merger, the business of New Sun and the assets of Sabra were operated by us as part of one corporate organization and were not operated as stand-alone companies;

•	New Sun and Sabra will enter into transactions with each other that have not existed historically; and

•

Significant changes may occur in the cost structure, financing and business operations as a result of New Sun and Sabra operating as stand-alone companies. These changes may result in increased costs associated with reduced economies of scale, stand-alone costs for services currently provided and, as to Sabra, the legal, accounting, compliance and other costs associated with being a public company.

The pro forma financial information included herein includes adjustments based upon available information believed to be reasonable to reflect these factors. However, the assumptions may change and actual results may differ. In addition, the pro forma financial information does not include adjustments for estimated general and administrative expenses.

The Separation and REIT Conversion could give rise to liabilities, disputes, increased costs or other unfavorable effects that may not have otherwise arisen, which could have a material adverse effect on the business, financial position or results of operations of New Sun or Sabra.

The Separation and REIT Conversion may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between New Sun and Sabra or the triggering of rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and each of New Sun and Sabra could experience unfavorable reactions to the Separation and REIT Conversion from employees, landlords, lenders, ratings agencies, regulators or other interested parties. These increased expenses, changes to operations, disputes with third parties, or other effects could have a material adverse effect on the business, financial position or results of operations of New Sun or Sabra. In addition, following the completion of the Separation and REIT Conversion Merger, disputes between New Sun and Sabra could arise in connection with the following agreements to be entered into between New Sun and Sabra in connection with the Separation: (i) a distribution agreement, providing for certain organizational matters, the mechanics related to the Separation and REIT Conversion Merger as well as other ongoing obligations of New Sun and Sabra (the “Distribution Agreement”), (ii) the Lease Agreements, (iii) the Tax Allocation Agreement or (iv) an agreement pursuant to which New Sun may provide certain services to Sabra on a transitional basis (the “Transition Services Agreement”).

New Sun and Sabra may have been able to receive better terms from unaffiliated third parties than the terms they receive in agreements entered into in connection with the Separation.

The agreements to be entered into in connection with the Separation, including the Distribution Agreement, the Lease Agreements, the Tax Allocation Agreement and the Transition Services Agreement, will be negotiated in the context of New Sun’s separation from Sun while New Sun is still a part of Sun. Accordingly, these agreements may not reflect terms that may have been obtained from unaffiliated third parties. Some of the terms of the agreements negotiated in the context of the Separation will include the initial cash position of each company, the initial indebtedness to be incurred by each company and the allocation of liabilities, rights, indemnifications and other obligations between the companies. New Sun and Sabra may have received better terms from third parties.

If Sabra and New Sun are treated by the IRS as being under common control, both Sabra and New Sun could experience adverse tax consequences.

If Sabra and New Sun are treated by the IRS as being under common control, the IRS will be authorized to reallocate income and deductions between them to reflect arm’s length terms. Were the IRS successfully to establish that rents paid by New Sun to Sabra are excessive, (a) New Sun would be denied a deduction for the excessive portion and (b) New Sun would be subject to a penalty on the portion deemed excessive, each of which could have a material adverse effect on the business, financial position or results of operations of New Sun. In addition, New Sun stockholders would be deemed to have received a distribution that was then contributed to the capital of Sabra. To the extent that rents were insufficient, Sabra (i) would be subject to a penalty on the portion deemed insufficient and (ii) would be deemed to have made a distribution to its stockholders equal to the insufficiency, each of which could have a material adverse effect on the business, financial position or results of operations of Sabra.

RISKS RELATING TO NEW SUN’S BUSINESS

As a result of the restructuring of our business described in this prospectus supplement, New Sun will hold or assume immediately prior to the Separation, through its subsidiaries, all of our operations and other assets and liabilities (other than substantially all of our owned real property and related mortgage indebtedness). Following the Separation, New Sun, through its subsidiaries, will continue to provide the same nursing, rehabilitative and related specialty healthcare services provided by us immediately prior to the Separation and will continue to engage in our three business segments of inpatient services, rehabilitation therapy services and medical staffing services. Accordingly, the risk factors set forth under the heading “Risk Factors Applicable to Sun Healthcare Group, Inc.,” with the exception of the risk factor “The Separation and REIT Conversion Merger may not be completed, which may harm our business, financial position or results of operations,” will be applicable to New Sun after the Separation. New Sun will also be subject to the additional risk factors set forth below.

If New Sun loses its key management personnel, New Sun may not be able to successfully manage its business and achieve its objectives, which could have a material adverse effect on New Sun’s business, financial position or results of operations.

New Sun’s success will depend in large part upon the leadership and performance of New Sun’s executive management team, particularly William A. Mathies, New Sun’s chief executive officer, L. Bryan Shaul, New Sun’s chief financial officer, and key employees at the operating level. If New Sun loses the services of any of its executive officers or any of its key employees at the operating or regional level, New Sun may not be able to replace them with similarly qualified personnel, which could have a material adverse effect on New Sun’s business, financial position or results of operations.

New Sun could be materially adversely affected by its level of indebtedness.

Based on our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering reflected in the unaudited pro forma financial information of New Sun included in this prospectus supplement, we currently anticipate that New Sun will incur approximately $118.2 million of indebtedness prior to completion of the Separation that potentially will be secured by substantially all of New Sun’s assets (other than assets securing mortgage indebtedness). The actual amount of indebtedness to be incurred will decrease if our cash position at the time the debt agreements are entered into is greater than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering or, conversely, will increase if our cash position at the time the debt agreements are entered into is less than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering. In addition, following the Separation, New Sun will have mortgage indebtedness to third parties of approximately $4.3 million. The level of New Sun’s indebtedness could have adverse consequences to New Sun, such as requiring it to dedicate a substantial portion of its cash flows from operations to payments on its debt, limiting its ability to fund, and potentially increasing the cost of funding, working capital, capital expenditures, acquisitions and other general corporate requirements and making New Sun more vulnerable to general adverse economic and industry conditions. If New Sun fails to comply with the payment requirements or financial covenants contained in its debt agreements, it would be required to seek waivers from its lenders. Seeking these waivers may be difficult or expensive to obtain and, if New Sun fails to obtain any necessary waivers, the resulting default would allow the lenders to accelerate the maturity of the indebtedness, which could have a material adverse effect on New Sun’s business, financial position or results of operations.

New Sun does not expect to pay any dividends for the foreseeable future, which will affect the extent to which New Sun’s investors realize any future gains on their investment.

It is anticipated that New Sun will be prohibited by the terms of its debt agreements from paying dividends to holders of its common stock, and New Sun does not anticipate that it will pay any dividends to holders of its common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Delaware law and provisions in New Sun’s certificate of incorporation and bylaws may delay or prevent takeover attempts by third parties and therefore inhibit New Sun’s stockholders from realizing a premium on their stock.

New Sun will be subject to the anti-takeover provisions of Section 203 of the DGCL. This section prevents any stockholder who owns 15% or more of New Sun’s outstanding common stock from engaging in certain business combinations with New Sun for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from New Sun’s board of directors or the holders of 66 2/3% of New Sun’s outstanding common stock (excluding the shares of New Sun common stock owned by the 15% or more stockholder). New Sun’s certificate of incorporation and bylaws also contain several other provisions that may make it more difficult for a third party to acquire control of New Sun without the approval of New Sun’s board of directors. These provisions include (i) advance notice for raising business or making director nominations at meetings, (ii) an affirmative vote of the holders of 66 2/3% of New Sun’s outstanding common stock for stockholders to remove directors or amend New Sun’s bylaws or certain provisions of New Sun’s certificate of incorporation and (iii) the ability to issue “blank check” preferred stock, which New Sun’s board of directors, without stockholder approval, can designate and issue with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities. The issuance of blank check preferred stock may adversely affect the voting and other rights of the holders of shares of New Sun common stock as New Sun’s board of directors may designate and issue preferred stock with terms that are senior to shares of New Sun common stock.

New Sun’s board of directors can use these and other provisions to discourage, delay or prevent a change in the control of New Sun or a change in New Sun’s management. Any delay or prevention of a change of control transaction or a change in New Sun’s board of directors or management could deter potential acquirors or prevent the completion of a transaction in which New Sun’s stockholders could receive a substantial premium over the then current market price for their shares. These provisions could also limit the price that investors might be willing to pay for shares of New Sun common stock.

New Sun will lease substantially all of its centers and could experience risks relating to lease termination, lease extensions, and special charges, which could have a material adverse effect on New Sun’s business, financial position or results of operations.

New Sun faces risks because of the number of centers that its subsidiaries will lease, including the 87 centers that they will lease from Sabra under the Lease Agreements. Each of these lease agreements, including the Lease Agreements, provides that the lessor may terminate the lease for a number of reasons, including, subject to applicable cure periods, the default in any payment of rent, taxes or other payment obligations or the breach of any other covenant or agreement in the lease. Termination of any of the lease agreements, including the Lease Agreements, could result in a default under New Sun’s debt agreements and could have a material adverse effect on New Sun’s business, financial position or results of operations. Although New Sun believes that its subsidiaries will be able to renew their lease agreements, including the Lease Agreements, that they wish to extend, there is no assurance that they will succeed in obtaining extensions in the future at rental rates and other terms that New Sun believes to be reasonable, or at all. Moreover, if some centers should prove to be unprofitable, New Sun and the subsidiary lessees could remain obligated for lease payments even if they decided to withdraw from those locations. New Sun could incur special charges relating to the closing of such centers including lease termination costs, impairment charges and other special charges that would reduce New Sun’s profits and could have a material adverse effect on New Sun’s business, financial position or results of operations.

New Sun’s ability to use our NOLs and other tax attributes to offset future taxable income could be limited by an ownership change and/or decisions by California and other states to suspend the use of NOLs.

We have significant NOLs, tax credits and amortizable goodwill available to offset its future U.S. federal and state taxable income. New Sun’s ability to utilize these NOLs and other tax attributes may be subject to significant limitations under Section 382 of the Code (and applicable state law) after the Separation if New Sun undergoes an ownership change. New Sun will inherit only a portion of these NOLs as a result of the Separation. An ownership change occurs for purposes of Section 382 of the Code if certain events occur, including 5% stockholders (i.e., stockholders who own or have owned 5% or more of New Sun stock (with certain groups of less-than-5% stockholders treated as single stockholders for this purpose)) increasing their aggregate percentage ownership of New Sun stock by more than fifty percentage points above the lowest percentage of the stock owned by these stockholders at any time during the relevant testing period. An issuance of shares of New Sun common stock in connection with acquisitions or for any other reason can contribute to or result in an ownership change under Section 382. Stock ownership for purposes of Section 382 of the Code is determined under a complex set of attribution rules, so that a person is treated as owning stock directly, indirectly (i.e., through certain entities) and constructively (through certain related persons and certain unrelated persons acting as a group). In the event of an ownership change, Section 382 imposes an annual limitation (based upon New Sun’s value at the time of the ownership change, as determined under Section 382 of the Code) on the amount of taxable income and tax liabilities a corporation may offset with NOLs and other tax attributes, such as tax credit carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL and tax credit carryforwards. As a result, New Sun’s inability to utilize these NOLs or credits as a result of any ownership changes could materially adversely impact New Sun’s business, financial position or results of operations.

In addition, California and certain states have suspended use of NOLs for certain taxable years, and other states are considering similar measures. As a result, New Sun may incur higher state income tax expense in the future. Depending on New Sun’s future tax position, continued suspension of New Sun’s ability to use NOLs in states in which New Sun is subject to income tax could have a material adverse impact on New Sun’s business, financial position or results of operations.

RISKS RELATING TO SABRA’S BUSINESS AND THE STATUS OF SABRA AS A REIT

Sabra will be dependent on New Sun until it substantially diversifies its portfolio, and an event that has a material adverse effect on New Sun’s business, financial position or results of operations could have a material adverse effect on Sabra’s business, financial position or results of operations.

Immediately following the Separation, subsidiaries of New Sun will be the lessees of all of Sabra’s properties (with New Sun guaranteeing the obligations under the leases) and, therefore, the sole source of Sabra’s revenues. There can be no assurance that New Sun and its subsidiaries will have sufficient assets, income and access to financing to enable them to satisfy their payment obligations under the Lease Agreements. The inability of New Sun and its subsidiaries to meet their rent obligations could materially adversely affect Sabra’s business, financial position or results of operations including its ability to pay dividends to its stockholders as required to maintain its status as a REIT. The inability of New Sun and its subsidiaries to satisfy their other obligations under the Lease Agreements such as the payment of taxes, insurance and utilities could have a material adverse effect on the condition of the leased properties as well as on the business, financial position and results of operations of Sabra. For these reasons, if New Sun were to experience a material adverse effect on its business, financial position or results of operations, Sabra’s business, financial position or results of operations could also be materially adversely affected.

Due to Sabra’s dependence on rental payments from New Sun and its subsidiaries as its primary source of revenues, Sabra may be limited in its ability to enforce its rights under the Lease Agreements or to terminate a lease thereunder. Failure by New Sun and its subsidiaries to comply with the terms of the Lease Agreements or to comply with the healthcare regulations to which the leased properties are subject could require Sabra to find another lessee for such leased property and there could be a decrease or cessation of rental payments by New Sun and its subsidiaries. In such event, Sabra may be unable to locate a suitable lessee at similar rental rates or at all, which would have the effect of reducing Sabra’s rental revenues.

Sabra may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a separate publicly traded company focused on owning a portfolio of healthcare properties.

Sabra has no historical operations and may not at the time of the Separation and REIT Conversion Merger have the infrastructure necessary to operate as a separate publicly traded company. Upon the completion of the Separation and REIT Conversion Merger, New Sun will be obligated to provide certain transition services as set forth under the Transition Services Agreement to allow Sabra time, if necessary, to build the infrastructure necessary to operate as a separate publicly traded company. Following the expiration of the Transition Services Agreement, New Sun will be under no obligation to provide further assistance to Sabra. Because Sabra’s business has not been operated as a separate publicly traded company, Sabra cannot assure you that it will be able to successfully implement the infrastructure necessary to operate as a separate publicly traded company or that Sabra will not incur costs in excess of anticipated costs to establish such infrastructure.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on Sabra’s ability to report its financial results on a timely and accurate basis.

Sabra will be required to maintain internal control over financial reporting pursuant to Rule 13a-15 under the Exchange Act. Failure to maintain such controls could result in misstatements in Sabra’s financial statements and potentially subject Sabra to sanctions or investigations by SEC or other regulatory authorities or could cause Sabra to delay the filing of required reports with the SEC and Sabra’s reporting of financial results. Any of these events could result in a decline in the price of shares of Sabra common stock.

Sabra’s management does not have experience operating a REIT and there is no assurance that its management team’s past experience with the acquisition, development and disposition of healthcare facilities will be sufficient to manage successfully Sabra’s business as a REIT.

The requirements for qualifying as a REIT are highly technical and complex. Neither Sun nor Sabra has ever operated as a REIT, and Sabra’s management does not have experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent Sabra from qualifying as a REIT or could force Sabra to pay unexpected taxes and penalties. In such event, Sabra’s net income would be reduced and Sabra could incur a loss, which could materially harm its business, financial position or results of operations. In addition, while Sabra’s management has significant experience with the acquisition, development and disposition of healthcare facilities for Sun, there is no assurance that this past experience will be sufficient to enable them to successfully manage Sabra’s portfolio of properties as required by its business plan or the REIT provisions of the Code.

The continued volatility in the financial markets may impair Sabra’s ability to raise capital, refinance existing obligations or acquire healthcare properties, each of which may materially adversely impact its business, financial position or results of operations.

The global financial markets have undergone and may continue to experience pervasive and fundamental disruptions. In order to achieve its growth and diversification objectives, Sabra will need to raise capital. The continuation of volatility in the global financial markets could have a material adverse effect on Sabra’s ability to do so. The capital markets have experienced and may continue to experience significant events, including extreme pricing volatility, dislocations and liquidity disruptions, all of which may contribute further to downward pressure on stock prices, widening credit spreads on prospective debt financing and declines in the market values of U.S. and foreign stock exchanges. The sustainability of an economic recovery is uncertain and additional levels of market disruption and volatility could impact Sabra’s ability to obtain new financing or refinance its existing obligations as they mature.

Sabra’s level of indebtedness could materially adversely affect its financial position in many ways, including reducing funds available for other business purposes and reducing its operational flexibility.

Based on our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering reflected in the pro forma financial information of Sabra included in this prospectus supplement, we currently anticipate that Sabra will incur approximately $205.0 million of indebtedness prior to completion of the Separation that potentially will be secured by substantially all of Sabra’s assets (other than assets securing mortgage indebtedness). The actual amount of indebtedness to be incurred could decrease if our cash position at the time the debt agreements are entered into is greater than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering or, conversely, could increase if our cash position at the time the debt agreements are entered into is less than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering. In addition, following the Separation, Sabra will have mortgage indebtedness to third parties of approximately $150.0 million, based on the outstanding principal amount of such indebtedness at June 30, 2010. Although it is anticipated that Sabra’s debt agreements will restrict the amount of its indebtedness, Sabra may incur additional indebtedness in the future to refinance mortgages on its properties or to finance newly-acquired properties. Any significant additional indebtedness could require a substantial portion of Sabra’s cash flow to make interest and principal payments due on its indebtedness. Greater demands on its cash resources may reduce funds available to Sabra to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of its business strategy. Increased indebtedness can also limit its ability to adjust rapidly to changing market conditions, make Sabra more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for it compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit Sabra’s operational flexibility, including its ability to acquire properties, finance or refinance its properties, contribute properties to joint ventures or sell properties as needed.

Covenants in Sabra’s debt agreements may limit its operational flexibility, and a covenant breach or default could materially adversely affect its business, financial position or results of operations.

The agreements governing Sabra’s indebtedness are expected to contain customary covenants, including restrictions on Sabra’s ability to make acquisitions and other investments, pay dividends, incur additional indebtedness and make capital expenditures. These restrictions may limit Sabra’s operational flexibility. For example, mortgages on its properties contain customary covenants such as those that restrict its ability, without the consent of the lender, to further encumber or sell the applicable properties or replace the applicable tenant. Such consent could be difficult or expensive to obtain. Breaches of certain covenants may result in defaults under the mortgages on Sabra’s properties and cross-defaults under certain of its other indebtedness, even if Sabra satisfies its payment obligations to the respective obligee. In addition, defaults under the Lease Agreements, including defaults associated with the bankruptcy of the applicable tenant, may result in a default under the underlying mortgage and cross-defaults under certain of Sabra’s other indebtedness. Covenants that limit Sabra’s operational flexibility as well as defaults under its debt instruments could have a material adverse effect on Sabra’s business, financial position or results of operations.

An increase in market interest rates could increase Sabra’s interest costs on existing and future debt and could adversely affect its stock price.

If interest rates increase, so could Sabra’s interest costs for any new debt. This increased cost could make the financing of any acquisition more costly. Rising interest rates could limit Sabra’s ability to refinance existing debt when it matures or cause Sabra to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. In addition, an increase in interest rates could decrease the amount third parties are willing to pay for Sabra’s assets, thereby limiting Sabra’s ability to reposition its portfolio promptly in response to changes in economic or other conditions.

Further, the dividend yield on Sabra common stock, as a percentage of the price of such common stock, influences the price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of Sabra common stock to expect a higher dividend yield, which would adversely affect the market price of Sabra common stock.

Sabra intends to pursue acquisitions of additional healthcare properties, which may result in the use of a significant amount of management resources or the incurrence of significant costs and Sabra may not be able to fully realize the potential benefit of such transactions.

Sabra intends to pursue acquisitions of additional healthcare properties. Accordingly, it may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, Sabra may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, Sabra may devote a significant amount of its management resources to such a transaction, which could negatively impact its operations. In addition, Sabra may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining its operations if such a transaction is completed. In the event that Sabra consummates an acquisition or strategic alternative in the future, there can be no assurance that the potential benefit of such a transaction will be fully realized.

The fact that Sabra must distribute 90% of its net taxable income in order to maintain its qualification as a REIT may limit Sabra’s ability to rely upon rental payments from its leased properties or subsequently acquired properties to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be curtailed.

Required regulatory approvals can delay or prohibit transfers of Sabra’s healthcare properties, which could result in periods in which Sabra is unable to receive rent for such properties.

Sabra’s tenants will be operators of skilled nursing and other healthcare facilities, which operators must be licensed under applicable state law and, depending upon the type of facility, certified or approved as providers under the

Medicare and/or Medicaid programs. Prior to the transfer of the operations of such healthcare properties to successor operators, the new operator generally must become licensed under state law and, in certain states, receive change of ownership approvals under CON laws (which certifies that the state has made a determination that a need exists for the beds located on the property) and, if applicable, Medicare and Medicaid provider approvals. In the event that an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, may prolong the period during which Sabra is unable to collect the applicable rent.

Sabra is dependent on the healthcare industry and may be susceptible to the risks associated with healthcare reform, which could materially adversely affect its business, financial position or results of operations.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law. Together, these two measures make the most sweeping and fundamental changes to the U.S. health care system since the creation of Medicare and Medicaid. These new laws include a large number of health-related provisions that are scheduled to take effect over the next four years, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges, and modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste, including through new tools to address fraud and abuse. Because all of Sabra’s properties will be used as healthcare properties, Sabra will be impacted by the risks associated with the healthcare industry, including healthcare reform. While the expansion of healthcare coverage may result in some additional demand for services provided by New Sun and other tenants, reimbursement may be lower than the cost required to provide such services, which could materially adversely affect the ability of New Sun and other tenants to generate profits and pay rent under their lease agreements with Sabra and thereby could materially adversely affect Sabra’s business, financial position or results of operations.

Sabra may not be able to sell properties when it desires because real estate investments are relatively illiquid, which could have a material adverse effect on its business, financial position or results of operations.

Real estate investments generally cannot be sold quickly. In addition, some and potentially substantially all of Sabra’s properties will serve as collateral for its secured debt obligations and cannot be readily sold unless the underlying mortgage indebtedness is concurrently repaid. Sabra may not be able to vary its portfolio promptly in response to changes in the real estate market. A downturn in the real estate market could materially adversely affect the value of Sabra’s properties and its ability to sell such properties for acceptable prices or other terms. Sabra also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or portfolio of properties. These factors and any others that would impede Sabra’s ability to respond to adverse changes in the performance of its properties could have a material adverse effect on the business, financial position or results of operations of Sabra.

Real estate is a competitive business and this competition may make it difficult for Sabra to identify and purchase suitable healthcare properties.

Sabra will operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders and other institutional investors, some of whom are significantly larger and have greater resources and lower costs of capital than Sabra. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet Sabra’s investment objectives. If Sabra cannot identify and purchase a sufficient quantity of healthcare properties at favorable prices or if it is unable to finance acquisitions on commercially favorable terms, its business, financial position or results of operations could be materially adversely affected.

If Sabra loses its key management personnel, it may not be able to successfully manage its business and achieve its objectives.

Sabra’s success depends in large part upon the leadership and performance of its executive management team, particularly Richard K. Matros, its chief executive officer. If Sabra loses the services of Mr. Matros, Sabra may not be able to successfully manage its business or achieve its business objectives.

Sabra may experience uninsured or underinsured losses, which could result in a significant loss of the capital it has invested in a property, decrease anticipated future revenues or cause it to incur unanticipated expense.

While the Lease Agreements will require, and new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the tenants, there are certain types of losses, generally of a catastrophic nature, such as earthquake, hurricane and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

Environmental compliance costs and liabilities associated with real estate properties owned by Sabra may materially impair the value of those investments.

As an owner of real property, Sabra will be subject to various federal, state and local environmental and health and safety laws and regulations. Although Sabra will not operate or manage its properties, it may be held primarily or jointly and severally liable for costs relating to the investigation and clean up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether Sabra knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, Sabra could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs it incurs in connection with the contamination.

Although Sabra intends to require its operators and tenants to undertake to indemnify it for environmental liabilities they cause, such liabilities could exceed the amount of the financial ability of the tenant or operator to indemnify Sabra or the value of the contaminated property. The presence of contamination or the failure to remediate contamination may adversely affect Sabra’s ability to sell or lease the real estate or to borrow using the real estate as collateral.

An ownership limit and certain anti-takeover defenses could inhibit a change of control of Sabra or reduce the value of its stock.

Upon completion of the REIT Conversion Merger, certain provisions of the Maryland General Corporation Law and of Sabra’s charter and bylaws may have an anti-takeover effect. The following provisions of Maryland law and these governing documents could have the effect of making it more difficult for a third party to acquire control of Sabra, including certain acquisitions that Sabra’s stockholders may deem to be in their best interests:

•	the charter contains transfer and ownership restrictions on the percentage by number and value of outstanding shares of Sabra stock that may be owned or acquired by any stockholder;

•

the charter permits the issuance of one or more classes or series of preferred stock with rights and preferences to be determined by the board of directors and permits the board of directors of Sabra, without stockholder action, to amend the charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that Sabra has authority to issue;

•

“business combination” provisions of Maryland law, subject to certain limitations, impose a moratorium on business combinations with “interested stockholders” or affiliates thereof for five years and thereafter impose additional requirements on such business combinations;

•	the bylaws require advance notice of stockholder proposals and director nominations; and

•	the bylaws may only be amended by the board of directors of Sabra.

Because the timing of the REIT Conversion is not certain, Sabra may not realize the anticipated tax benefits from the REIT Conversion commencing with its taxable year beginning on January 1, 2011.

If the Separation and REIT Conversion Merger are delayed beyond December 31, 2010, Sabra will not be qualified to elect REIT status for the taxable year beginning on January 1, 2011. In that case, the U.S. federal income tax benefits attributable to its status as a REIT, including its ability to reduce its corporate-level U.S. federal income tax, would not be available for the taxable year beginning on January 1, 2011.

Failure to qualify as a REIT would subject Sabra to U.S. federal income tax, which would reduce the cash available for distribution to stockholders of Sabra.

Although Sabra intends to operate in a manner that will cause it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year beginning on January 1, 2011, no assurance can be given that Sabra will be able to qualify for and maintain REIT status. The U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Moreover, the Separation and REIT Conversion Merger may complicate REIT compliance, including the requirement that any earnings and profits accumulated before the qualification of Sabra as a REIT be distributed by the end of the taxable year with respect to which Sabra’s REIT election is made. Qualifying as a REIT also requires Sabra to meet various tests relating to various matters, including the sources of its gross income, the composition and value of its assets, its distribution levels to stockholders and the diversity of ownership of its shares. While Sabra intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in Sabra’s circumstances, no assurance can be given that Sabra will so qualify for any particular taxable year.

If Sabra were to fail to qualify as a REIT in any taxable year, it would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to U.S. federal income tax (including any applicable minimum tax) on its taxable income at corporate tax rates. Sabra’s payment of U.S. federal income tax would decrease the amount of its income available for distribution to its stockholders. If Sabra became disqualified, unless entitled to relief under certain Code provisions, Sabra also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Sabra’s cash available for distribution would be reduced for each of the years involved. Although Sabra currently is expected to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the board of directors of Sabra to revoke the REIT election.

Sabra could fail to qualify as a REIT if income it receives from New Sun is not treated as qualifying income, which would subject Sabra to U.S. federal income tax at corporate tax rates.

Under applicable provisions of the Code, Sabra will not be treated as a REIT unless it satisfies various requirements, including requirements relating to the sources of its gross income. Rents received or accrued by Sabra from New Sun will not be treated as qualifying rent for purposes of these requirements if the Lease Agreements are not respected as true leases for U.S. federal income tax purposes and are instead treated as service contracts, joint ventures or some other type of arrangement. If the Lease Agreements are not respected as true leases for U.S. federal income tax purposes, Sabra likely would fail to qualify as a REIT. In addition, rents received or accrued by Sabra from New Sun will not be treated as qualifying rent for purposes of these requirements if Sabra is treated, either directly or under the applicable attribution rules, as owning 10% or more of New Sun common stock. Sabra will be treated as owning, under the applicable attribution rules, 10% or more of New Sun common stock at any time that a stockholder owns, directly or under the applicable attribution rules, (a) 10% or more of Sabra common stock and (b) 10% or more of New Sun common stock. The provisions of Sabra’s charter restrict the transfer and ownership of its common stock that would cause the rents received or accrued by Sabra from New Sun to be treated as non-qualifying rent for purposes of the REIT gross income requirements. Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that Sabra will not be treated as related to New Sun. If Sabra fails to qualify as a REIT, Sabra would be subject to U.S. federal income tax (including any applicable minimum tax) on its taxable income at corporate tax rates, which would decrease the amount of cash available for distribution to holders of Sabra common stock.

Failure of Sabra to make required distributions would subject Sabra to tax at corporate tax rates, which would reduce the cash available for distribution to holders of Sabra common stock.

In order to qualify as a REIT, Sabra generally will be required each year to distribute to its stockholders at least 90% of its net taxable income (excluding any net capital gain). In addition, Sabra will be subject to U.S. federal income tax on its undistributed taxable income at corporate tax rates and will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it during (or required to be paid during) any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year (other than capital gain income which Sabra elects to retain and pay tax on) and (iii) 100% of its undistributed income from prior years.

Sabra will be required to make distributions to its stockholders to comply with the 90% distribution requirement and to avoid the nondeductible excise tax. Sabra’s funds from operations, at least at the inception of Sabra, will be generated primarily by rents paid under the Lease Agreements. Differences in timing between taxable income and funds from operations could require Sabra to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid the nondeductible excise tax. Restrictions in Sabra’s indebtedness following the Separation and REIT Conversion Merger, including restrictions on Sabra’s ability to incur additional indebtedness or make certain distributions, could preclude it from meeting the 90% distribution requirement. Decreases in funds from operations due to unfinanced expenditures for acquisitions of properties or increases in the number of shares of Sabra common stock outstanding without commensurate increases in funds from operations each would adversely affect the ability of Sabra to maintain distributions to its stockholders. Moreover, the failure of New Sun to make rental payments under the Lease Agreements would materially impair the ability of Sabra to make distributions. Consequently, there can be no assurance that Sabra will be able to make distributions at the anticipated distribution rate or any other rate.

Complying with REIT requirements may cause Sabra to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments, which could materially hinder Sabra’s performance.

To qualify as a REIT for U.S. federal income tax purposes, Sabra must continually satisfy certain tests, including tests concerning the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its stock. In order to meet these tests, Sabra may be required to forego investments or acquisitions it might otherwise make. Thus, compliance with the REIT requirements may materially hinder its performance.

If Sabra has significant amounts of non-cash taxable income, Sabra may have to declare taxable stock dividends or make other non-cash distributions, which could cause Sabra’s stockholders to incur tax liabilities in excess of cash received.

Sabra currently intends to pay dividends in cash only, and not in-kind. However, if for any taxable year, Sabra has significant amounts of taxable income in excess of available cash flow, Sabra may have to declare dividends in-kind in order to satisfy the REIT annual distribution requirements. Sabra may distribute a portion of its dividends in the form of its stock or its debt instruments. In either event, a stockholder of Sabra common stock will be required to report dividend income as a result of such distributions even though Sabra distributed no cash or only nominal amounts of cash to such stockholder.

Pursuant to a recent revenue procedure issued by the IRS (Revenue Procedure 2010-12), the IRS has indicated that it will treat distributions from certain publicly traded REITs that are paid part in cash and part in stock (through 2011) at the election of each stockholder as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for U.S. federal income tax purposes. If Sabra makes such a distribution, U.S. holders would be required to include the full amount of the dividend (i.e., the cash and stock portion) as ordinary income to the extent of Sabra’s current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. holder may be required to pay income taxes with respect to such dividends in excess of the cash received. If a U.S. holder sells the Sabra stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. In addition, if a significant number of Sabra stockholders determine to sell shares of Sabra stock in order to pay taxes owed on dividends, these sales may put downward pressure on the trading price of Sabra stock.

Further, because IRS Revenue Procedure 2010-12 only applies through 2011, it is unclear whether and to what extent Sabra will be able to pay taxable dividends in cash and/or stock in later years. Moreover, various tax aspects of a taxable dividend payable in cash and/or stock are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable dividends payable in cash and/or stock, including on a retroactive basis, or assert that the requirements for such taxable dividends have not been met.

Sabra’s charter restricts the transfer and ownership of its stock, which may restrict change of control or business combination opportunities in which Sabra stockholders might receive a premium for their shares.

In order for Sabra to maintain its qualification as a REIT for each taxable year after 2011, no more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Code. For the purpose of preserving its REIT qualification, Sabra’s charter will prohibit, subject to certain exceptions, direct, indirect and constructive ownership of more than 9.9% in value or number of shares, whichever is more restrictive, of Sabra’s outstanding common stock or more than 9.9% in value of Sabra’s outstanding stock. The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. The ownership limits may have the effect of discouraging an acquisition of control of Sabra without the approval of its board of directors.

Sabra could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT.

Sabra will own appreciated assets that were held before Sabra elected to be treated as a REIT. If such appreciated property is sold in a taxable transaction within the ten-year period following Sabra’s qualification as a REIT, Sabra will generally be subject to corporate tax on that gain to the extent of the built-in gain in that property at the time Sabra became a REIT. The total amount of gain on which Sabra can be taxed is limited to its net built-in gain at the time it became a REIT, i.e., the excess of the aggregate fair market value of its assets at the time it became a REIT over the adjusted tax bases of those assets at that time. Sabra would be subject to this tax liability even if it qualifies and maintains its status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and Sabra’s distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. Sabra may choose not to sell in a taxable transaction appreciated assets it might otherwise sell during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If Sabra sells such assets in a taxable transaction, the amount of corporate tax that Sabra will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time Sabra became a REIT. The amount of tax could be significant.

Sabra may be subject to adverse legislative or regulatory tax changes that could reduce the market price of its common stock.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax law could materially adversely affect Sabra stockholders. Sabra cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to Sabra or its stockholders may be changed.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking” information as that term is defined by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements.

Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, the impact of reductions in reimbursements and other changes in government reimbursement programs, the timing and impact of the Separation and REIT Conversion Merger, the expected amounts and timing of dividends and distributions, the expected or intended tax treatment for the Separation and REIT Conversion and transactions related thereto, the outcome and costs of litigation, projected expenses and capital expenditures, competitive position, growth opportunities, plans and objectives of management for future operations and compliance with and changes in governmental regulations. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

We caution you that any forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements. The forward-looking statements are based on the information currently available and are applicable only as of the date on the cover of this prospectus supplement or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the factors described under “Risk Factors Applicable to Sun Healthcare Group, Inc.” and “Risk Factors Applicable to the Proposed Restructuring” and those described in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2010. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the PSLRA and with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. You should carefully consider the risks described herein before making any investment decision to purchase shares of our common stock. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

Use of Proceeds

We estimate that the total proceeds to us, before expenses, from our sale of shares of common stock in this offering will be approximately $196.4 million, after deducting the underwriting discounts and commissions, based on the public offering price of $7.75 per share. If the underwriters exercise their overallotment option in full, we estimate the total proceeds to us, before expenses, will be approximately $225.9 million.

We are required by the terms of our credit facility to use at least 50% of the proceeds to us, after expenses, from this offering to offer to repay the outstanding term loans under our existing credit facility, and we intend to use all of the proceeds to us, after expenses, from this offering to repay a portion of these outstanding term loans. As of June 30, 2010, $308.6 million of term loans were outstanding under our $485.0 million senior secured credit facility, at an applicable interest rate of approximately 4.6%. The final maturity date of the term loans is April 19, 2014.

Pending application of the proceeds as described above, we may initially invest some or all of the proceeds to us from this offering in short-term investments, including investment grade securities.

Proposed Restructuring

Overview of the Separation and REIT Conversion Merger

On May 24, 2010, we announced our intention to restructure our business by separating our real estate assets and our operating assets into two separate publicly traded companies, SHG Services, Inc., or New Sun (to be renamed “Sun Healthcare Group, Inc.”), and Sabra Health Care REIT, or Sabra. After the restructuring, subsidiaries of Sabra will hold all of our owned real property (other than the New Sun Retained Properties). Sabra will assume our liabilities, including the mortgage indebtedness to third parties, that are related to the real property to be owned by Sabra. All of our operations and other assets and liabilities will be held or assumed by New Sun or by one or more of its subsidiaries. New Sun, through its subsidiaries, will continue to provide the same nursing, rehabilitative and related specialty healthcare services currently provided by us and will continue to engage in our three principal business segments of inpatient services, rehabilitation therapy services and medical staffing services. In connection with the Separation, New Sun and Sabra will enter into certain agreements, including the Lease Agreements pursuant to which subsidiaries of New Sun will lease from Sabra all of the real property that Sabra will own immediately following the restructuring of our business (representing 87 of the 202 properties that our subsidiaries operated as of June 30, 2010).

Upon satisfaction or waiver of the conditions to the Separation and REIT Conversion Merger, we will effect the Separation by distributing to our stockholders on a pro rata basis all of the outstanding shares of New Sun common stock, together with an additional cash distribution. The actual amount of this cash distribution will not be determined until the time of the Separation, but we currently expect it to be an aggregate of approximately $13.0 million. We will then implement the REIT Conversion Merger by merging with and into Sabra, with Sabra surviving the merger as a Maryland corporation and Sun stockholders receiving shares of Sabra common stock in exchange for their shares of Sun common stock. In each case, cash will be paid in lieu of fractional shares. The Separation and REIT Conversion Merger are expected to occur in the fourth quarter of 2010.

Sabra currently intends to qualify and elect to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year beginning on January 1, 2011. Following the REIT Conversion, Sabra intends to be a self-managed and self-administered REIT. Sabra intends to operate through an umbrella partnership (commonly referred to as an UPREIT) structure in which substantially all of its properties and assets will be held by Sabra Health Care Limited Partnership, a Delaware partnership, of which Sabra is the sole general partner.

Sabra may not qualify for REIT status if a single stockholder owns 10% or more of our common stock immediately prior to the Separation and REIT Conversion Merger. For this reason, on May 24, 2010, we adopted a stockholder rights agreement to discourage third parties from exceeding this ownership limitation. The stockholder rights agreement will terminate upon the earlier of the effective time of the REIT Conversion Merger or May 24, 2011.

Following the Separation and REIT Conversion Merger, shares of New Sun common stock are expected to trade on The Nasdaq Global Select Market under the symbol “SUNH” and shares of Sabra common stock are expected to trade on The Nasdaq Global Select Market under the symbol “SBRA.”

Background and Reasons for the Separation and REIT Conversion

Our board of directors believes that the Separation and REIT Conversion will more readily enable our stockholders to maximize their investment in Sun by giving them a continuing interest in a healthcare company that will concentrate on providing quality care to residents and patients as well as a tax-advantaged REIT security that is expected to provide both the opportunity for consistent cash dividends and capital appreciation. New Sun is expected to benefit from the Separation as it will be able to pursue its growth strategies with significantly less debt on its balance sheet. Sabra is expected to initially grow its portfolio through the acquisition of skilled nursing and senior housing facilities, including assisted living, independent living and continuing care retirement community facilities. As Sabra acquires additional properties and expands its portfolio, it expects to diversify by geography, asset class and tenant within the healthcare sector. Upon conversion to REIT status, Sabra will benefit from the tax advantages that apply to REITs, including that it will generally not be subject to U.S. federal corporate income taxes.

Accounting Treatment for the Separation and REIT Conversion

Following the Separation, New Sun will continue our business and operations. Sabra will not have operated prior to the Separation. Immediately following the Separation and REIT Conversion Merger, Sabra will hold, through its subsidiaries, all of our owned real property (other than the New Sun Retained Properties). The owned real property to be held by Sabra includes fixtures and certain personal property associated with the real property. The only material liabilities of Sabra will consist of the indebtedness incurred by Sabra at the time of the Separation and the mortgage indebtedness to third parties on the real property to be owned by Sabra. The liabilities of New Sun will consist of indebtedness of New Sun incurred or assumed at the time of the Separation and substantially all of our liabilities immediately prior to the Separation, excluding our indebtedness repaid at the time of the Separation and the mortgage indebtedness assumed by Sabra. Our historical consolidated financial statements will become the historical consolidated financial statements of New Sun at the time of the Separation. At the time of the Separation, the balance sheet of Sabra will include the owned real property and the mortgage indebtedness on the real property as well as the indebtedness incurred by Sabra prior to completion of the Separation. The statement of operations and cash flows of Sabra will consist solely of its operations after the Separation.

The assets and liabilities of Sabra will be recorded at their respective historical carrying values at the time of the Separation in accordance with the provisions of FASB ASC 505-60, “Spinoffs and Reverse Spinoffs.” We have concluded that the Separation should be accounted for as a reverse spinoff, and accordingly, the assets and liabilities to be distributed will be recorded based on the historical carrying values after reduction, if appropriate, for any indicated impairment of value. Indicators that a spinoff should be accounted for as a reverse spinoff include:

•	whether the “legal” spinnee (i.e., New Sun) is larger than the “legal” spinnor (i.e., Sabra) based on a comparison of assets, revenues and earnings

•	the relative fair value of the “legal” spinnor to the “legal” spinnee

•	which entity retains the majority of senior management after the spinoff

Based on these and other factors, the Separation will be accounted for as a reverse spinoff where New Sun is designated as the “accounting” spinnor and Sabra is designated as the “accounting” spinnee.

Regulatory Approvals Required for the Separation and REIT Conversion Merger

Our inpatient centers, rehabilitation therapy companies, health care staffing companies and hospice companies are extensively regulated by federal and state healthcare regulatory bodies and, in some instances, accreditation bodies. In connection with the Separation and to consummate the restructuring of our business, we will be required to file notices with, and in some jurisdictions obtain approvals or consents from, the various governmental agencies and commissions responsible for the licensure or certification of our inpatient centers and other lines of business. In some cases, these filings must be made, and approvals obtained, before the Separation can be completed. In other cases, notice filings will need to be made by New Sun after the Separation has been completed.

In addition, we operate nine inpatient centers with mortgage loans that are guaranteed by HUD. We and Sabra will be required to submit applications to HUD to seek approvals regarding these centers to complete the restructuring of our business and the Separation and REIT Conversion Merger.

We do not believe that any other material federal or state regulatory approvals will be required in connection with the Separation or the REIT Conversion.

Treatment of Equity Awards in connection with the Separation and REIT Conversion Merger

Except as described below for Mr. Matros, Sun options, whether vested or unvested, and unvested restricted stock units of Sun will be converted, and adjusted as described below, into awards with respect to shares of New Sun common stock. The number of shares subject to and the exercise price of each converted option, and the number of shares subject to each unvested restricted stock unit, will be adjusted to preserve the same intrinsic value of the awards that existed immediately prior to the Separation and REIT Conversion Merger. These converted awards will otherwise have the same general terms and conditions as the outstanding Sun awards, including the applicable vesting conditions. Each Sun restricted stock unit which has vested but the payment of which has been deferred to a later date will be converted into an award with respect to the same number of shares of New Sun common stock and Sabra common stock that a Sun stockholder will receive for each share of Sun common stock in connection with the Separation and REIT Conversion Merger. In addition, under the terms of the outstanding restricted stock unit awards, the holders of such awards will receive at the time the restricted stock units vest a per share cash distribution equal to the per share amount of cash to be paid to the holders of Sun common stock at the time of the Separation. Based upon the expected amount of the cash distribution, the aggregate amount of the cash distribution, assuming all of the outstanding restricted stock units (other than those restricted stock units held by Mr. Matros, which units will terminate at the time of the Separation) become fully vested, is expected to be approximately $500,000. The actual amount of the distribution will not be determined until the time of the Separation. Holders of Sun options do not have rights to receive cash distributions.

Conditions to the Separation and REIT Conversion Merger

The Separation is conditioned upon the satisfaction or waiver of the following conditions:

•	our stockholders shall have approved the Separation and adopted the agreement and plan of merger to implement the REIT Conversion Merger;

•	the restructuring of our business as described above shall have been completed;

•	New Sun’s listing application with The Nasdaq Global Select Market shall have been approved, subject to official notice of issuance;

•

no stop order shall be in effect with respect to New Sun’s registration statement on Form S-1 filed with the SEC to register under the Securities Act the distribution of shares of New Sun common stock in the Separation;

•

no stop order shall be in effect with respect to Sabra’s registration statement on Form S-4 filed with the SEC to register under the Securities Act the issuance of shares of Sabra common stock in the REIT Conversion Merger;

•

Sun, New Sun and Sabra shall have obtained all material authorizations, consents, approvals and clearances of third parties, including U.S. federal, state and local governmental agencies, to complete the Separation and REIT Conversion Merger;

•

no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the completion of the Separation or the REIT Conversion Merger;

•

the financing transactions summarized below under “Material Indebtedness of New Sun and Sabra” shall have been consummated, and all material consents, waivers or amendments to any mortgage indebtedness shall have been obtained, in each case, on terms satisfactory to us;

•

the Distribution Agreement, the Lease Agreements, the Tax Allocation Agreement and the Transition Services Agreement to be entered into between New Sun and Sabra in connection with the Separation shall have been executed and delivered by New Sun and Sabra;

•	no litigation or proceeding challenging or seeking to restrain the Separation or REIT Conversion Merger shall be pending or threatened; and

•	all other conditions required to complete the REIT Conversion Merger shall have been satisfied or waived.

The REIT Conversion Merger is conditioned upon the satisfaction or waiver of the following conditions:

•	the Separation shall have been completed;

•	Sabra’s listing application with The Nasdaq Global Select Market shall have been approved, subject to official notice of issuance;

•

no stop order shall be in effect with respect to Sabra’s registration statement on Form S-4 filed with the SEC to register under the Securities Act the issuance of shares of Sabra common stock in the REIT Conversion Merger;

•

no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the consummation of the REIT Conversion Merger; and

•	no litigation or proceeding challenging or seeking to restrain the REIT Conversion Merger shall be pending or threatened.

There can be no assurance that either the Separation or REIT Conversion Merger will occur as expected or at all and the fulfillment of these conditions will not create any obligation on our part to effect the Separation or REIT Conversion Merger. We reserve the right to abandon, defer or modify the Separation and REIT Conversion Merger at any time. We may not proceed with the Separation and REIT Conversion Merger if our board of directors determines for any reason that these transactions are no longer in the best interests of Sun and our stockholders.

We have not yet set the date for the special meeting of our stockholders to consider and vote on approval of the Separation and adoption of the agreement and plan of merger to implement the REIT Conversion Merger.

Management of New Sun and Sabra following the Separation and REIT Conversion Merger

The Chief Executive Officer of New Sun will be William A. Mathies, currently the President and Chief Operating Officer of SunBridge, our inpatient services subsidiary, and the Chief Operating Officer of our other operating subsidiaries. Other than Richard K. Matros, our current Chief Executive Officer, our remaining management team will be the management team of New Sun, including L. Bryan Shaul, who will be the Chief Financial Officer. The members of our existing board of directors will become the members of the board of directors of New Sun, except that Mr. Matros will be replaced on the board by Mr. Mathies.

Sabra will be led by Mr. Matros as Chairman and Chief Executive Officer. Sabra anticipates that Harold W. Andrews, Jr., a finance professional who has extensive real estate ownership experience as well as extensive experience with healthcare providers, will become its Chief Financial Officer. Mr. Matros is currently the sole director of Sabra. At the time of the REIT Conversion Merger, two members of our board of directors (Michael J. Foster and Milton J. Walters, who will also be New Sun directors) and other persons not affiliated with Sun or New Sun will also become directors of Sabra.

The following table sets forth information as of June 30, 2010 regarding each person who is expected to serve as an executive officer of New Sun effective upon the Separation, including each person’s anticipated position.

Name	Age	Expected Position
William A. Mathies	50	Chief Executive Officer
L. Bryan Shaul	65	Executive Vice President and the Chief Financial Officer
Michael Newman	61	Executive Vice President and General Counsel
Chauncey J. Hunker, Ph.D.	59	Chief Risk Officer and Chief Compliance Officer
Cindy Chrispell	49	Senior Vice President of Human Resources
Richard L. Peranton	61	President of CareerStaff Unlimited, Inc.
Susan E. Gwyn	58	President of SunDance Rehabilitation Corporation

William A. Mathies has been President of SunBridge Healthcare Corporation since 2002, President and Chief Operating Officer of SunBridge since 2006, and President and Chief Operating Officer of SHG Services, Inc., Sun’s ancillary services holding company, which will become New Sun, since 2006. From 1995 to 2002, Mr. Mathies served as Executive Vice President of Beverly Enterprises, Inc., a long-term care company. Most recently, he was the Executive Vice President of Innovation/Services for Beverly. He previously served as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly), from 1995 to 2000, and in various other operational positions from 1981 to 1995.

L. Bryan Shaul has been Sun’s Executive Vice President and the Chief Financial Officer since 2005. From 2001 to 2004, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of West Coast Insurance Practice.

Michael Newman has been Sun’s Executive Vice President and General Counsel since 2005. From 1983 to 2005, he was a partner with the law firm of O’Melveny & Myers LLP.

Chauncey J. Hunker, Ph.D. has been Sun’s Chief Risk Officer since 2006 and Sun’s Chief Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance. From 1995 to 1996, he was a Clinical Director of SunDance and from 1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison, Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989.

Cindy Chrispell has been Sun’s Senior Vice President of Human Resources since 2008. Ms. Chrispell was Vice President, Partner Resources (Human Resources) of Starbucks Coffee Company from 2005 to 2008 and the Partner Resources Director, Southwest Zone for Starbucks Coffee Company from 2001 to 2005. She has served in various Human Resources leadership positions since 1983 for companies such as the Los Angeles Times and Circuit City Stores.

Richard L. Peranton has been President of CareerStaff since 2004. From 2001 to 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From 1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation’s largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplemental health care staffing.

Susan E. Gwyn has been President of SunDance since 2007. From 2001 to 2007, Ms. Gwyn was the Senior Vice-President, Rehabilitation Services of Harborside Healthcare Corporation. From 2000 to 2001, she was an independent consultant, and from 1991 to 2000 she held various positions with Prism Rehab Systems.

The following table sets forth information as of June 30, 2010 regarding each person who is expected to serve as an executive officer of Sabra after the REIT Conversion Merger, including each person’s anticipated position.

Name	Age	Expected Position
Richard K. Matros	56	Chief Executive Officer
Harold W. Andrews, Jr.	46	Chief Financial Officer

Richard K. Matros has been Sun’s Chairman of the Board and Chief Executive Officer since 2001 and is expected to serve as Sabra’s Chairman and Chief Executive Officer following the REIT Conversion Merger. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. From 1998 until its sale in May 2008, Mr. Matros was also the managing partner of CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries, and continues to hold a partnership interest in a number of entities that own and lease real property to CareMeridian. Previously, from 1994-1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as the Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief

Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the Executive Committee of the Alliance for Quality Nursing Home Care, a Washington, D.C. based advocacy group for the long term healthcare industry, on the board of directors of Smile Brands, Inc. and on the advisory board for RFE Investment Partners.

Harold W. Andrews Jr. is expected to serve as Sabra’s Executive Vice President and Chief Financial Officer following the REIT Conversion Merger. Mr. Andrews also serves as managing partner of Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a partner and Chief Financial Officer of CareMeridian. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the boards of directors of Links Players International and Urban Health Alliance, two non-profit organizations. On December 28, 2000, Mr. Andrews entered into a consent decree with the SEC in connection with an insider trading investigation relating to a 1997 purchase of shares of Regency Health Services made by a family member of Mr. Andrews. Pursuant to the terms of the consent decree, Mr. Andrews consented, without admitting or denying the allegations in the SEC’s complaint, to a permanent injunction of certain federal securities law anti-fraud rules and the payment of a civil penalty of approximately $53,000. Mr. Andrews did not profit personally from his family member’s stock purchase.

Material Indebtedness of New Sun and Sabra

Prior to completion of the Separation, New Sun and Sabra will enter into debt agreements that potentially will be secured by substantially all of their respective assets (other than assets securing mortgage indebtedness), the proceeds of which will be used to repay our 9.125% senior subordinated notes and the outstanding term loans under our existing credit facility.

The amount of indebtedness that New Sun and Sabra will incur will depend on the net cash generated by us between July 1, 2010 and the Separation (which will include the proceeds to us from this offering). The indebtedness will be in an amount that, when combined with our cash on hand at the time the debt agreements are entered into, will be sufficient to repay our 9.125% senior subordinated notes and the then outstanding term loans under our existing credit facility and to fund the initial cash position of New Sun and Sabra reflected in the unaudited pro forma financial information included in this prospectus supplement. Based on our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering reflected in the unaudited pro forma financial information of New Sun and Sabra included in this prospectus supplement, we currently anticipate that New Sun will incur $118.2 million of indebtedness and Sabra will incur $205.0 million of indebtedness prior to completion of the Separation. The actual amount of indebtedness to be incurred by New Sun and Sabra could decrease if our cash position at the time the debt agreements are entered into is greater than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering or, conversely, could increase if our cash position at the time the debt agreements are entered into is less than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering. The terms and structure of the indebtedness to be incurred by New Sun and Sabra have not yet been determined. It is anticipated that the debt agreements will contain customary covenants that will include restrictions on each of New Sun’s and Sabra’s ability to make acquisitions and other investments, pay dividends, incur additional indebtedness and make capital expenditures as well as customary events of default.

It is also anticipated that the debt agreements to be entered into by New Sun and Sabra will each provide for a revolving credit facility to provide borrowing capacity for unusual or unexpected needs, and, in the case of Sabra, is expected to be used for acquisitions or other capital needs. The amount, terms and structure of such revolving credit facilities have not yet been determined.

At the time of the Separation, New Sun is expected to have mortgage indebtedness to third parties of approximately $4.3 million on the New Sun Retained Properties. In addition, certain of the 87 Sabra Properties that Sabra will own at the time of the Separation will be subject to mortgage indebtedness to third parties that, based on the outstanding principal amount of such indebtedness at June 30, 2010, is anticipated to total approximately $150.0 million (including fair value premiums of $0.7 million related to acquisitions). The table below sets forth the amount of Sabra’s anticipated mortgage indebtedness and related interest rate and amortization provisions, prepayment provisions and maturity dates.

Lender	No. of Properties	Principal Amount (in millions)		Interest Rate	Maturity Date	Principal at Maturity (in millions)	Amortization Provisions
HUD-guaranteed indebtedness	9	$66.1	(1)	5.20%- 6.67%	May 2031- June 2047	$0	Fully amortized
GE Healthcare	6	$32.4	(2)	6.82%	January 2014	$30.0	Equal payments of principal and interest with 30- year amortization
Key Bank	6	$23.6	(3)	30-day LIBOR plus 3.00%	June 2011	$24.4	Equal payments of principal with 25- year amortization
CapitalSource	2	$8.0	(4)	8.50%	August 2010	$8.0	Equal payments of principal with 25- year amortization
CapitalSource	2	$11.0	(5)	7.98%	June 2011	$10.9	Equal payments of principal and interest with 25- year amortization
Berkadia Commercial Mortgage	1	$8.2	(6)	9.43%	April 2023	$1.3	Equal payments of principal and interest with 25- year amortization

(1)	Prepayable at any time with premiums ranging between 2% and 5% of the principal amount, with the exception of one HUD-guaranteed loan with is not prepayable until November 2011 (with a premium of 8% of the principal amount). Each prepayment premium declines by 1% each year.
(2)	Prepayable upon payment of all interest due to maturity, discounted as provided in the loan agreement.

(3)	Prepayable at any time without premium.
(4)	This indebtedness was refinanced in August 2010, together with certain mortgage indebtedness that was repaid in June 2010. The new indebtedness is for an aggregate principal amount of $20.5 million, with an interest rate equal to the 90-day LIBOR plus 4.5% (1.0% LIBOR floor) and a maturity date of August 2015. The payment terms include equal payments of principal with a 25-year amortization and the lender is GECC.
(5)	Prepayable until March 2011 upon payment of a premium equal to 0.5% of the initial loan amount plus all interest due to maturity, discounted as provided in the loan agreement. Prepayable after March 2011 without premium.
(6)	Not prepayable until April 2013; thereafter prepayable without premium.

Lease Agreements Between Sabra and New Sun

In connection with the Separation, subsidiaries of New Sun (each a “Tenant”) will enter into the Lease Agreements with subsidiaries of Sabra (each a “Lessor”) pursuant to which the Tenants will lease the 87 Sabra Properties (consisting of 68 skilled nursing facilities, ten combined skilled nursing, assisted and independent living facilities, five assisted living facilities, two mental health facilities, one independent living facility and one continuing care retirement community). The obligations of the Tenants under the Lease Agreements will be guaranteed by New Sun. The parties to the Lease Agreements will consist of multiple Lessors and multiple Tenants.

The Lease Agreements will provide for an initial term of between 10 and 15 years with no purchase options. Under the Lease Agreements, there will be an annual rent escalator equal to the lesser of the percentage change in the Consumer Price Index or 2.5% of the prior year’s rent (but not less than zero). It is anticipated that the initial annual aggregate base rent payable by New Sun under the Lease Agreements will be approximately $70.2 million determined using a 1.6x lease coverage ratio (ratio of EBITDAR to contractual rent for leases) for the 87 Sabra Properties.

At the option of the Tenant, the Lease Agreements may be extended for up to two five-year renewal terms beyond the initial term. If the Tenant elects to renew the term of the Lease Agreements, the renewal will be effective as to all, but not less than all, of the leased property then subject to the Lease Agreements. The term of the Lease Agreements will be subject to termination prior to the expiration of the then current term upon default by the Tenant in its obligations, if not cured within any applicable cure periods set forth in the Lease Agreements, and certain other conditions described in the Lease Agreements, such as material damage to or destruction or condemnation of a leased property. In addition, in the event the Lessors are interested in disposing of any or all of the leased property which is the subject of the Lease Agreements, the Lease Agreements will provide that the Tenant will have a first right to negotiate with the Lessor with respect to the terms of the purchase of the affected leased property.

The Lease Agreements are commonly known as a triple-net lease. Accordingly, in addition to rent, the Tenant will be required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) certain taxes levied on or with respect to the leased properties (other than taxes on the income of the Lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Events of default under the Lease Agreements will include the acceleration of indebtedness under the debt agreements New Sun will enter into prior to completion of the Separation resulting from a default by New Sun.

The Lease Agreements will require that the Tenant utilize a leased property solely for the provision of healthcare services as specified in the Lease Agreements and related uses and such other uses as the Lessor of the leased property may otherwise approve. The Tenant will be responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare and other regulations. With certain exceptions, the Tenant will also be obligated to operate continuously each leased property as a provider of healthcare services.

Of the 87 Sabra Properties that will be leased to New Sun pursuant to the Lease Agreements, 76 facilities have a single purpose license (68 skilled, five assisted living, one independent living and two mental health) and 11 facilities have two or more licensed designations (skilled, assisted and/or independent living, including one continuing care retirement facility).

State	Skilled Nursing	Assisted Living	Independent Living	Mental Health	CCRC	Multi- license Designation	Total	% of Total
New Hampshire	8	2	—	—	—	5	15	17.2
Connecticut	8	—	1	—	—	1	10	11.5
Kentucky	11	2	—	—	—	2	15	17.2
Ohio	8	—	—	—	—	—	8	9.2
Florida	5	—	—	—	—	—	5	5.8
Oklahoma	3	—	—	1	—	1	5	5.8
Montana	4	—	—	—	—	—	4	4.6
New Mexico	2	—	—	—	1	—	3	3.5
Colorado	2	—	—	—	—	—	2	2.3
Georgia	2	—	—	—	—	—	2	2.3
California	3	—	—	—	—	—	3	3.5
Massachusetts	3	—	—	—	—	—	3	3.5
Idaho	1	—	—	1	—	1	3	3.5
Rhode Island	2	—	—	—	—	—	2	2.3
West Virginia	2	—	—	—	—	—	2	2.3
Maryland	1	—	—	—	—	—	1	1.1
Tennessee	1	—	—	—	—	—	1	1.1
North Carolina	1	—	—	—	—	—	1	1.1
Indiana	1	—	—	—	—	—	1	1.1
Washington	—	1	—	—	—	—	1	1.1

Total	68	5	1	2	1	10	87	100%

Distribution and Dividend Policy of New Sun and Sabra

New Sun does not anticipate paying dividends on its common stock in the foreseeable future. New Sun anticipates that the agreements governing the indebtedness it expects to incur prior to completion of the Separation will restrict New Sun’s ability to pay dividends or make distributions to its stockholders. Any future determination to pay dividends will be at the discretion of the board of directors of New Sun and will be dependent upon such factors as the financial position, results of operations, capital requirements, compliance with New Sun’s then-current credit facility, applicable law and other factors affecting New Sun as its board of directors deems relevant.

Commencing in 2011, consistent with industry standards, Sabra expects to pay distributions in cash in an amount equal to approximately 80% of Sabra’s funds from operations for each quarterly period but in no event will the annual dividend be less than 90% of Sabra’s taxable income on an annual basis (excluding net capital gains), as defined in the Code. The 90% of taxable income requirement is the minimum distribution required to qualify for and maintain REIT status. Initially, cash available for distribution to Sabra stockholders will be derived solely from the rental payments under the Lease Agreements. All distributions will be made by Sabra at the discretion of its board of directors and will depend on the cash flow and earnings of Sabra, its financial condition, credit covenants, applicable law and such other factors as the board of directors of Sabra deems relevant. The board of directors of Sabra has not yet determined when any distributions will be declared or paid.

Capitalization

Capitalization of Sun

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2010 on an actual basis and as adjusted to give effect to the issuance and sale of 26,750,000 shares of our common stock in this offering, the receipt by us of estimated proceeds, before expenses, of $196.4 million, based on the public offering price of $7.75 per share, and the anticipated use of the proceeds therefrom. See “Use of Proceeds.”

	June 30, 2010
	Sun Actual	Sun as Adjusted for this Offering
	(in millions)
Cash and cash equivalents	$107.0	$107.0

Long-term debt, including amounts due within one year:
Revolving credit facility	$—	$—
Term loans	308.6	112.2
Senior subordinated notes	200.0	200.0
Mortgage notes payable	154.3	154.3
Capital leases	0.7	0.7

Total debt	663.6	467.2
Common stockholders’ equity	473.5	669.9

Total capitalization	$1,137.1	$1,137.1

Pro Forma Capitalization of New Sun

The following table sets forth the cash and cash equivalents and capitalization of New Sun as of June 30, 2010 on an actual basis and on a pro forma basis to give effect to the Separation as if it occurred on June 30, 2010, including the repayment of our outstanding term loans and senior subordinated notes immediately prior to the Separation with the proceeds to us from this offering, the net proceeds of new indebtedness to be incurred by New Sun and Sabra prior to the Separation and our cash on hand. For accounting purposes, our historical consolidated financials statements will become the historical consolidated financial statements of New Sun. Accordingly, the actual cash and cash equivalents and capitalization of New Sun presented below is identical to that of Sun.

	June 30, 2010
	New Sun Actual	New Sun Pro Forma
	(in millions)
Cash and cash equivalents	$107.0	$40.0

Long-term debt, including amounts due within one year:
Revolving credit facility	$—	$—
Term loans	308.6	—
Senior subordinated notes	200.0	—
Mortgage notes payable	154.3	4.3	(1)
Capital leases	0.7	0.7
New Sun Indebtedness	—	118.2	(2)

Total debt	663.6	123.2
Common stockholders’ equity	473.5	493.1

Total capitalization	$1,137.1	$616.3

(1)	New Sun will assume the mortgage indebtedness to third parties associated with the New Sun Retained Properties. Sabra will assume our remaining mortgage indebtedness to third parties associated with the 87 Sabra Properties.
(2)	The actual amount of new indebtedness to be incurred by New Sun could decrease if our cash position at the time debt agreements are entered into by New Sun and Sabra is greater than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering as reflected in the pro forma financial statements included in this prospectus supplement or, conversely, could increase if our cash position at the time debt agreements are entered into by New Sun and Sabra is less than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering as reflected in the pro forma financial statements included in this prospectus supplement.

Pro Forma Capitalization of Sabra

The following table sets forth the cash and cash equivalents and capitalization of Sabra as of June 30, 2010 on a pro forma basis to give effect to the Separation and REIT Conversion Merger as if the REIT Conversion Merger occurred on June 30, 2010. Sabra will not have operated prior to the Separation. Accordingly, no historical capitalization of Sabra is presented below.

	June 30, 2010
	Sabra Actual	Sabra Pro Forma
	(in millions)
Cash and cash equivalents	$—	$10.0

Long-term debt, including amounts due within one year:
Sabra indebtedness	$—	$205.0	(1)
Sabra mortgage loans	—	150.0	(2)

Total debt	—	355.0
Common stockholders’ equity	—	104.3

Total capitalization	$—	$459.3

(1)	The actual amount of new indebtedness incurred by Sabra could decrease if our cash position at the time debt agreements are entered into by New Sun and Sabra is greater than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering as reflected in the pro forma financial statements included in this prospectus supplement or, conversely, could increase if our cash position at the time debt agreements are entered into by New Sun and Sabra is less than our cash position as of June 30, 2010 together with the anticipated proceeds to us from this offering as reflected in the pro forma financial statements included in this prospectus supplement.
(2)	Sabra will assume our mortgage indebtedness to third parties associated with the 87 Sabra Properties. In addition to the amounts shown above, in August 2010, we refinanced a mortgage loan in the aggregate principal amount of $12.1 million that matured in June 2010, together with another mortgage loan in the aggregate principal amount of $8.0 million maturing in August 2010, so that the aggregate amount of mortgage loans that will be assumed by Sabra, after giving effect to this refinancing, is expected to equal $162.5 million.

Supplemental Pro Forma Financial Information for Sabra

The following table sets forth certain supplemental pro forma financial information for Sabra for the year ended December 31, 2009 and six months ended June 30, 2010 as if the Separation and REIT Conversion Merger had occurred at January 1, 2009.

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
	(in thousands)
Supplemental pro forma financial information
Pro forma net income	$11,928	$23,857
Funds from operations (FFO)(1)	23,769	47,538

(1)	FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. For an explanation of this measure and a reconciliation to the most directly comparable pro forma financial measure prepared in accordance with GAAP, see Note 5 of “Sabra Unaudited Pro Forma Consolidated Financial Statements.”

Pro Forma Financial Information

NEW SUN UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements reflect the unaudited pro forma consolidated balance sheet of New Sun as of June 30, 2010, as if this offering, the Separation and REIT Conversion had occurred on June 30, 2010, and also reflect the unaudited pro forma consolidated income statement of New Sun for the year ended December 31, 2009 and for the six months ended June 30, 2010 as if the Separation and REIT Conversion had occurred on January 1, 2009. The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare these pro forma financial statements and actual amounts and cost savings from operating efficiencies. In addition, no adjustments have been made to the unaudited pro forma consolidated income statements for non-recurring items related to the transactions. As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon our historical financial statements and do not purport to project future financial condition and results of operations after giving effect to the transactions.

For accounting purposes, our historical consolidated financial statements will become the historical consolidated financial statements of New Sun. Accordingly, the accompanying pro forma consolidated financial statements of New Sun are based upon our historical consolidated financial statements. See “Proposed Restructuring—Accounting Treatment for the Separation and REIT Conversion.”

New Sun

Unaudited Pro Forma Consolidated Income Statement

For the Six Months Ended June 30, 2010

(in thousands, except per share data)

	Historical Sun	Pro Forma Adjustments			Pro Forma New Sun
Total net revenues	$947,874	$—			$947,874

Costs and expenses:
Operating salaries and benefits	534,918	—			534,918
Self-insurance for workers’ compensation and general and professional liability insurance	29,096	—			29,096
Operating administrative expenses	25,589	—			25,589
Other operating costs	193,363	—			193,363
Center rent expense	37,362	35,100	(a	)	72,462
General and administrative expenses	30,424	—			30,424
Depreciation and amortization	25,007	(11,841)	(b	)	13,166
Provision for losses on accounts receivable	10,917	—			10,917
Interest, net	23,752	(19,429)	(c	)	4,323
Transaction costs	2,248	(2,248)	(d	)	—

Total costs and expenses	912,676	1,582			914,258

Income before income taxes and discontinued operations	35,198	(1,582)			33,616
Income tax expense	14,431	(648)	(e	)	13,783

Income from continuing operations	$20,767	$(934)			$19,833

Basic earnings from continuing operations per common or common equivalent share	$0.47	$—			$0.28

Diluted earnings from continuing operations per common or common equivalent share	$0.47	$—			$0.28

Weighted average number of common and common equivalent shares outstanding
Basic	44,119	26,750	(f	)	70,869
Diluted	44,234	26,750	(f	)	70,984

See accompanying notes to unaudited pro forma consolidated financial statements

New Sun

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2009

(in thousands, except per share data)

	Historical Sun	Pro Forma Adjustments			Pro Forma New Sun
Total net revenues	$1,881,799	$—			$1,881,799

Costs and expenses:
Operating salaries and benefits	1,057,645	—			1,057,645
Self-insurance for workers’ compensation and general and professional liability insurance	63,752	—			63,752
Operating administrative expenses	50,924	—			50,924
Other operating costs	384,832	—			384,832
Center rent expense	73,149	70,200	(a	)	143,349
General and administrative expenses	62,068				62,068
Depreciation and amortization	45,463	(23,681)	(b	)	21,782
Provision for losses on accounts receivable	21,197	—			21,197
Interest, net	49,327	(40,682)	(c	)	8,645
Loss on sale of assets, net	42	—			42
Restructuring costs	1,304	—			1,304

Total costs and expenses	1,809,703	5,837			1,815,540

Income before income taxes and discontinued operations	72,096	(5,837)			66,259
Income tax expense	29,616	(2,450)	(e	)	27,166

Income from continuing operations	$42,480	$(3,387)			$39,093

Basic earnings from continuing operations per common or common equivalent share	$0.97	$—			$0.55

Diluted earnings from continuing operations per common or common equivalent share	$0.97	$—			$0.55

Weighted average number of common and common equivalent shares outstanding
Basic	43,841	26,750	(f	)	70,591
Diluted	43,963	26,750	(f	)	70,713

See accompanying notes to unaudited pro forma consolidated financial statements

New Sun

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2010

(in thousands)

	Historical Sun	Adjustments from Equity Offering			Subtotal	Adjustments from Debt Restructuring			Subtotal	Adjustments from Separation			Pro Forma New Sun
Assets:
Cash and cash equivalents	$106,974	$196,425	(f	)	$303,399	$(510,857)	(g	)
						(27,306)	(h	)
						323,186	(i	)
						(19,922)	(j	)
						(5,100)	(k	)
						(13,400)	(l	)	$50,000	$(10,000)	(o	)	$40,000
Restricted cash	24,732	—			24,732	—			24,732	(1,060)	(p	)	23,672
Accounts receivables, net of allowance for doubtful accounts	220,373	—			220,373	—			220,373	—			220,373
Prepaid expenses and other assets	18,021	—			18,021	—			18,021	—			18,021
Deferred tax assets	69,544	—			69,544	—			69,544	—			69,544

Total current assets	439,644	196,425			636,069	(253,399)			382,670	(11,060)			371,610
Property and equipment, net of accumulated depreciation	620,999	—			620,999	—			620,999	(493,308)	(q	)	127,691
Intangible assets, net	52,640	—			52,640	(13,374)	(m	)
						6,464	(j	)	45,730	(5,960)	(r	)	39,770
Goodwill	338,364	—			338,364	—			338,364	—			338,364
Restricted cash, non-current	348	—			348	—			348	—			348
Deferred tax assets	96,180	—			96,180	16,771	(n	)	112,951	29,053	(s	)	142,004
Other assets	5,000	—			5,000	—			5,000	—			5,000

Total assets	$1,553,175	$196,425			$1,749,600	$(243,538)			$1,506,062	$(481,275)			$1,024,787

Liabilities:
Accounts payable	$52,922	$—			$52,922	$(706)	(j	)	$52,216	$—			$52,216
Accrued compensation and benefits	63,015	—			63,015	—			63,015	—			63,015
Accrued self-insurance obligations, current portion	43,794	—			43,794	—			43,794	—			43,794
Income taxes payable	338	—			338	—			338	—			338
Other accrued liabilities	55,507	—			55,507	(3,853)	(h	)
						(2,269)	(g	)	49,385	(765)	(t	)	48,620
Current portion of long-term debt	74,827	—			74,827	—			74,827	(44,518)	(u	)	30,309

Total current liabilities	290,403	—			290,403	(6,828)			283,575	(45,283)			238,292
Accrued self-insurance obligations, net of current portion	128,657	—			128,657	—			128,657	—			128,657
Long-term debt, net of current portion	588,736	—			588,736	(508,588)	(g	)
						323,186	(i	)	403,334	(310,517)	(u	)	92,817
Unfavorable lease obligations	11,233	—			11,233	—			11,233	—			11,233
Other long-term liabilities	60,692	—			60,692	—			60,692	—			60,692

Total liabilities	1,079,721	—			1,079,721	(192,230)			887,491	(355,800)			531,691

New Sun

Unaudited Pro Forma Consolidated Balance Sheet—(Continued)

As of June 30, 2010

(in thousands)

	Historical Sun	Adjustments from Equity Offering			Subtotal	Adjustments from Debt Restructuring			Subtotal	Adjustments from Separation			Pro Forma New Sun
Stockholders’ equity:
Common stock	440	268	(f	)	708	—			708	—			708
Additional paid-in capital	657,875	196,157	(f	)	854,032	—			854,032	—			854,032
Retained deficit	(183,841)	—			(183,841)	(23,453)	(h	)
						(12,752)	(j	)
						(5,100)	(k	)
						(13,400)	(l	)
						(13,374)	(m	)
						16,771	(n	)	(235,149)	(10,000)	(o	)
										(1,060)	(p	)
										(493,308)	(q	)
										(5,960)	(r	)
										29,053	(s	)
										765	(t	)
										355,035	(u	)	(360,624)
Accumulated other comprehensive loss	(1,020)	—			(1,020)	—			(1,020)	—			(1,020)

Total stockholders’ equity	473,454	196,425			669,879	(51,308)			618,571	(125,475)			493,096

Total liabilities and stockholders’ equity	$1,553,175	$196,425			$1,749,600	$(243,538)			$1,506,062	$(481,275)			$1,024,787

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to New Sun Unaudited

Pro Forma Consolidated Financial Statements

Note 1 – New Sun Basis of Presentation:

Following the Separation and REIT Conversion Merger, New Sun will continue the business and operations of Sun. Therefore, for accounting purposes, the historical consolidated financial statements of Sun will become the historical consolidated financial statements of New Sun. Accordingly, the accompanying unaudited pro forma consolidated financial statements of New Sun are based upon the historical consolidated financial statements of Sun. Immediately following the Separation and REIT Conversion Merger, Sabra will hold, through its subsidiaries, all of Sun’s owned real property (including fixtures and certain personal property associated with the real property, but excluding the New Sun Retained Properties), and will assume the related mortgage indebtedness owed to third parties. The assets and liabilities of New Sun will be recorded at their historical carrying values at the Separation.

Note 2 – Pro Forma Adjustments:

a.	To record rent expense associated with the Annual Base Rent incurred by subsidiaries of New Sun in connection with the Lease Agreements at assumed annual minimum lease payments of $70.2 million. Rental expense relates to the 87 properties owned and operated by Sun prior to the Separation and REIT Conversion Merger that will be leased by Sabra to subsidiaries of New Sun (the “Leased Properties”). Amounts due under the terms of the Lease Agreements are fixed (except for an anticipated annual rent escalator described below), and there is no contingent rent feature based upon the revenues or net income which may be derived by New Sun from the Leased Properties. The pro forma effects of the Lease Agreements assume that the leases between subsidiaries of New Sun and Sabra will be accounted for as operating leases by New Sun.

The annual rent escalator under each Lease Agreement is expected to be the lesser of the percentage change in the Consumer Price Index or 2.50% of the prior year’s rent (but not less than zero).

As discussed under “Proposed Restructuring—Lease Agreements Between Sabra and New Sun,” other costs, such as insurance, taxes and utilities, will continue to be the responsibility of New Sun under the terms of the Lease Agreements. A pro forma adjustment for these other costs is not made as these costs are included in the historical New Sun results of operations as a cost of property ownership. The only incremental expense to New Sun as a result of the leasing arrangement is the minimum lease payments to Sabra.

b.	To adjust depreciation expense for the property and equipment transferred to Sabra by Sun.

c.	To adjust interest expense, net related to New Sun indebtedness (dollars in millions):

		Interest Expense
	Debt	Six Months Ended June 30, 2010	Year Ended December 31, 2009
New Sun indebtedness (assumed annual interest rate 6.5%)	$118.2	$3.8	$7.7
New Sun mortgage and capital lease indebtedness (weighted average annual interest rate 7.6%)	5.0	0.2	0.4

	$123.2	$4.0	$8.1

Add 0.5% commitment fee related to New Sun indebtedness		0.1	0.2
Add amortization of $2.4 million of deferred financing costs related to New Sun indebtedness		0.2	0.3

Total New Sun interest expense		$4.3	$8.6
Eliminate historical interest expense, net		(23.7)	(49.3)

Total interest expense elimination		$(19.4)	$(40.7)

Impact of 1/8% change in weighted average interest rates		$0.1	$0.2

Notes to New Sun Unaudited

Pro Forma Consolidated Financial Statements—(Continued)

No interest income is reflected in the New Sun pro forma consolidated income statement as any interest income earned would not be material to the pro forma consolidated financial statements given the pro forma cash balance of New Sun, which reflects reductions in Sun’s cash balance as a result of the Separation and REIT Conversion Merger.

See also Note 1 to the table setting forth the unaudited pro forma capitalization of New Sun at June 30, 2010 at “Capitalization—Pro Forma Capitalization of New Sun.”

d.	To remove costs directly attributable to the Separation based on the assumption that the Separation occurred on January 1, 2009.

e.

To adjust income tax expense for the adjustments made to pre-tax book income at an effective tax rate of approximately 41%. A hypothetical  1/8% change in the effective tax rate would increase or decrease pro forma income tax expense by approximately $0.1 million annually. The New Sun 41% effective tax rate is based upon the historical Sun effective tax rate of 41%. The Sun effective tax rate is a function of a statutory 35% Federal corporate income tax rate, state income tax expenses and various permanent differences (see Note 10 – “Income Taxes” to the Consolidated Financial Statements included in Sun’s 2009 Annual Report on Form 10-K for more information, which is incorporated herein by reference). The spinoff of certain assets and liabilities to Sabra will not affect these components of income tax expense.

f.	To record the issuance of 26,750,000 shares of our common stock in this offering at the public offering price of $7.75 per share, resulting in estimated gross proceeds of $207.3 million ($196.4 million after deducting the underwriting discounts and commissions).

g.	To record the impact of repayment of $200 million of senior subordinated notes and $308.6 million in term loans associated with the Sun indebtedness, including accrued interest of $2.3 million on the senior subordinated notes.

h.	To record the payment of early redemption fees of $23.5 million and accrued interest of $3.9 million related to the senior subordinated notes.

i.	To record the anticipated indebtedness, of which $118.2 million is for New Sun and $205.0 million is for Sabra.

j.	To record the payment of deferred financing fees of $6.5 million (related to the New Sun and Sabra indebtedness) and period cost transaction fees (for professional services received for the Separation and REIT Conversion Merger).

k.	To record payment of transfer taxes associated with the internal restructuring of the ownership of real estate assets and related mortgage indebtedness to third parties.

l.	To record an anticipated cash distribution as discussed in this prospectus supplement to Sun stockholders.

m.	To record the write-off of capitalized deferred financing costs related to the payoff of senior subordinated notes and term loans.

n.	To record deferred taxes associated with the payment of early redemption fees, write off of deferred financing costs and payment of transfer taxes.

o.	To record cash and cash equivalents to be held by Sabra in order to provide Sabra with initial working capital at the time of the Separation.

p.	To record the restricted cash in the form of escrow funds associated with Sabra mortgage indebtedness.

q.	To record property and equipment to be held by Sabra.

r.	To record capitalized deferred financing costs related to Sabra indebtedness.

s.	To adjust the deferred tax assets as a result of the Separation. Historical Sun’s current deferred tax assets will not be affected by the Separation as none relate to assets being contributed to or liabilities being assumed by Sabra.

Notes to New Sun Unaudited

Pro Forma Consolidated Financial Statements—(Continued)

t.	To record the impact of accrued interest payable related to mortgage indebtedness to be assumed by Sabra.

u.	To record the indebtedness to be incurred or assumed by Sabra.

Note 3 – General and Administrative Expenses

To the extent requested by Sabra, New Sun will provide Sabra with administrative and support services on a transitional basis pursuant to the Transition Services Agreement. The Transition Services Agreement provides for Sabra to pay New Sun a rate per labor hour of actual services rendered. The pro forma consolidated statements of income exclude the impact of New Sun reflecting such payments as other income, which are estimated to be less than $100,000.

Note 4 – Goodwill

Sun also performed a goodwill impairment test for pro forma purposes as of June 30, 2010 as a result of the proposed transaction. Sun utilized an impairment analysis comparable to that used during the fourth quarter of 2009, which included a discounted cash flow analysis.

Key assumptions in the discounted cash flow model were updated to reflect the impact of the Separation, including:

Business Growth Assumptions—The revenue and expense assumptions were comparable to those used for the 2009 impairment testing but adjusted to reflect the Separation’s impact on New Sun’s results of operations. These adjustments are consistent with the pro forma adjustments reflected in the New Sun pro forma consolidated income statements, including the impact of increased rent expense and reduced interest expense.

Terminal Value EBITDA Multiple—The multiple for the final year’s projected EBITDA from continuing operations was consistent with management’s estimate of New Sun’s post-Separation fair value.

Discount Rate—The discount rate applied to the cash flow projections was based upon market conditions at June 30, 2010 coupled with the anticipated market perception of New Sun after giving recognition to the reduced indebtedness after the Separation.

The analysis indicated that an impairment of goodwill is not expected to be triggered by the Separation. However, while Sun believes that the assumptions and rates used in the goodwill impairment testing are reasonable, they are subject to judgment, and variations in any of the assumptions or rates could result in materially different calculations of fair values, and ultimately the amount of impairment charges, if any, that could be recognized.

SABRA UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements reflect the unaudited pro forma consolidated balance sheet of Sabra as of June 30, 2010, as if the Separation and REIT Conversion had occurred on June 30, 2010, and also reflect the unaudited pro forma consolidated income statement of Sabra for the year ended December 31, 2009 and for the six months ended June 30, 2010 as if the Separation and REIT Conversion had occurred on January 1, 2009. The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare these pro forma financial statements and actual amounts and cost savings from operating efficiencies. In addition, no adjustments have been made to the unaudited pro forma consolidated income statements for non-recurring items related to the transactions or for general and administrative costs expected to be incurred by Sabra after the REIT Conversion Merger. As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements do not purport to project the future financial condition and results of operations after giving effect to the transactions.

Sabra will not have operated prior to the Separation. The balance sheet of Sabra at the time of the Separation will reflect the assets and liabilities of Sabra at their respective historical carrying values. The other financial statements of Sabra will reflect solely the results of operations of Sabra after the Separation. See “Proposed Restructuring—Accounting Treatment for the Separation and REIT Conversion” and “Pro Forma Financial Information—New Sun Unaudited Pro Forma Consolidated Financial Statements.”

Sabra

Unaudited Pro Forma Consolidated Income Statement

For the Six Months Ended June 30, 2010

(in thousands, except per share data)

	Historical Sabra	Pro Forma Adjustments			Pro Forma Sabra
Total net revenues	$—	$35,100	(a	)	$35,100

Costs and expenses:
Depreciation and amortization	—	11,841	(b	)	11,841
Interest	—	11,331	(c	)	11,331

Total costs and expenses	—	23,172			23,172

Income before income taxes	—	11,928			11,928
Income tax expense	—	—			—

Net income	$—	$11,928			$11,928

Basic earnings from per common or common equivalent share	$—	$—			$0.17

Diluted earnings per common or common equivalent share	$—	$—			$0.17

Weighted average number of common and common equivalent shares outstanding
Basic	—	70,869	(d	)	70,869
Diluted	—	70,984	(d	)	70,984

See accompanying notes to unaudited pro forma consolidated financial statements.

Sabra

Unaudited Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2009

(in thousands, except per share data)

	Historical Sabra	Pro Forma Adjustments			Pro Forma Sabra
Total net revenues	$—	$70,200	(a	)	$70,200

Costs and expenses:
Depreciation and amortization	—	23,681	(b	)	23,681
Interest	—	22,662	(c	)	22,662

Total costs and expenses	—	46,343			46,343

Income before income taxes	—	23,857			23,857
Income tax expense	—	—			—

Net income	$—	$23,857			$23,857

Basic earnings from per common or common equivalent share	$—	$—			$0.34

Diluted earnings per common or common equivalent share	$—	$—			$0.34

Weighted average number of common and common equivalent shares outstanding
Basic	—	70,591	(d	)	70,591
Diluted	—	70,713	(d	)	70,713

See accompanying notes to unaudited pro forma consolidated financial statements.

Sabra

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2010

(in thousands)

	Historical (Note 1)	Pro Forma Adjustments			Pro Forma Sabra
Assets:
Real estate investments, net of accumulated depreciation	$493,308	$—			$493,308
Cash and cash equivalents	—	10,000	(e	)	10,000
Restricted cash	1,060	—			1,060
Intangible assets, net	1,860	4,100	(f	)	5,960

Total assets	$496,228	$14,100			$510,328

Liabilities:
Mortgage notes payable	$150,035	$—			$150,035
Accrued interest on mortgage notes	765	—			765
Long-term debt	—	205,000	(g	)	205,000
Deferred tax liabilities	50,264	—			50,264

Total liabilities	$201,064	$205,000			$406,064

Stockholders’ equity
Sun net equity in real estate properties and Sabra stockholders’ equity	$295,164	$10,000	(e	)
		4,100	(f	)
		(205,000)	(g	)	$104,264

Total stockholders’ equity	295,164	(190,900)			104,264

Total liabilities and stockholders’ equity	$496,228	$14,100			$510,328

See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to Sabra Unaudited

Pro Forma Consolidated Financial Statements

Note 1 – Sabra Basis of Presentation:

Following the Separation and REIT Conversion Merger, New Sun will continue our business and operations. Our historical operations and our historical consolidated financial statements will become the historical consolidated financial statements of New Sun at the Separation. Sabra will not have operated prior to the Separation. Immediately following the Separation and REIT Conversion Merger, Sabra will hold, through its subsidiaries, all of our owned real property (including fixtures and certain personal property associated with the real property, but excluding the New Sun Retained Properties). The balance sheet of Sabra at the time of the Separation will reflect the assets and liabilities of Sabra at their respective historical carrying values. The other financial statements of Sabra will reflect solely the results of operations of Sabra after the Separation.

The accompanying unaudited pro forma consolidated financial statements of Sabra have accordingly been prepared based on the Separation and REIT Conversion as described above.

Note 2 – Pro Forma Adjustments:

a.	To record rent income associated with the rent from subsidiaries of New Sun in connection with the Lease Agreements at assumed annual minimum lease payments of $70.2 million. Amounts due under the terms of the Lease Agreements are fixed (except for an anticipated annual rent escalator described below), and there is no contingent rental income based upon the revenues or net income which may be derived by New Sun from the Leased Properties.

The annual rent escalator under each Lease Agreement is expected to be the lesser of the percentage change in the Consumer Price Index or 2.50% of the prior year’s rent (but not less than zero).

b.	To adjust depreciation expense related to the property and equipment transferred to Sabra by Sun.

c.	To adjust interest expense related to Sabra indebtedness (dollars in millions):

	Debt	Interest Expense
		Six Months Ended June 30, 2010	Year Ended December 31, 2009
Sabra indebtedness (assumed annual interest rate 6.0%)	$205.0	$6.1	$12.3
Sabra mortgage indebtedness (weighted average annual interest rate 6.1%)	150.0	4.6	9.2

	$355.0	$10.7	$21.5

Add 0.5% commitment fee related to Sabra indebtedness		0.2	0.5
Add amortization associated with $6.0 million of deferred financing costs related to Sabra indebtedness		0.4	0.7

Total Sabra interest expense		$11.3	$22.7

Impact of 1/8% change in weighted average interest rates		$0.1	$0.3

See also Note 1 to the table setting forth the unaudited pro forma capitalization of Sabra at June 30, 2010 at “Capitalization—Pro Forma Capitalization of Sabra.”

d.	Pro forma earnings per share of Sabra are based upon the number of shares used in computing earnings per share of New Sun.

Notes to Sabra Unaudited

Pro Forma Consolidated Financial Statements—(Continued)

e.	To record cash and cash equivalents to be distributed by Sun to Sabra at the time of the Separation in order to provide initial working capital to Sabra.

f.	To record deferred financing costs related to the Sabra indebtedness.

g.	To record anticipated amounts of Sabra indebtedness.

Note 3 – Income Taxes

The pro forma consolidated income statement of Sabra assumes that Sabra has met all the conditions necessary for it to be treated as a REIT for all periods presented. As a result, no provision for income taxes has been made for the year ended December 31, 2009 or for the six months ended June 30, 2010.

Deferred tax assets and liabilities consisted of the following at June 30, 2010 (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$21,303
Tax credit carryforwards	6,279
Intangible assets	5,215
Other	124

32,921
Less valuation allowance	(32,921)

Total deferred tax assets	—

Deferred tax liabilities:
Property and equipment	(50,047)
Deferred financing costs	(217)

Total deferred tax liabilities	(50,264)

Deferred tax liabilities, net	$(50,264)

Federal and state net operating loss (“NOL”) carryforwards of approximately $25 million and $252 million, respectively, have been attributed to the legal entities which will comprise Sabra after the Separation. Sabra’s ability to utilize NOL and tax credit carryforwards will be subject to a variety of factors, including the ability to generate sufficient taxable income and the impact of the REIT Conversion Merger. As a result of the uncertainties relating to the ultimate realization of these tax attribute carryforwards and other deferred tax assets, a full valuation allowance has been recorded.

Note 4 – General and Administrative Expenses

The pro forma consolidated statements of income exclude general and administrative costs expected to be incurred by Sabra after the Separation for items such as compensation costs, professional services, office costs, and other costs associated with development activities.

To the extent requested by Sabra, New Sun will provide Sabra with administrative and support services on a transitional basis pursuant to the Transition Services Agreement. The Transition Services Agreement provides for Sabra to pay New Sun a rate per labor hour of actual services rendered. The pro forma consolidated statements of income exclude the impact of Sabra reflecting such payments as general and administrative expenses, which are estimated to be less than $100,000.

Notes to Sabra Unaudited

Pro Forma Consolidated Financial Statements—(Continued)

Total general and administrative expenses are expected to approximate $5.9 million to $6.4 million annually broken out as follows:

Compensation-related (including non-cash stock compensation)	$4.6 million to $4.9 million
Professional services	$0.3 million to $0.4 million
Administrative and other costs	$0.9 million to $1.0 million
New Sun transition services	$0.0 million to $0.1 million

Total	$5.9 million to $6.4 million

Note 5 – Reconciliation of Pro Forma FFO to Pro Forma Net Income

Funds from Operations

Funds from operations (“FFO”), as presented in the section captioned “Supplemental Pro Forma Financial Information for Sabra,” is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization and Sabra believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. Sabra believes such a presentation also provides investors with a more meaningful measure of Sabra’s operating results in comparison to the operating results of other REITs.

FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions. The reconciliation of FFO to net income available to stockholders is provided below. Sabra compensates for the limitations of FFO by providing investors with pro forma financial statements, along with this detailed discussion of FFO and a reconciliation of FFO to pro forma net income.

Notes to Sabra Unaudited

Pro Forma Consolidated Financial Statements—(Continued)

The following reconciles pro forma net income to pro forma FFO (dollars in thousands):

Pro Forma Sabra

(in thousands)

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Net income(1)	$11,928	$23,857
Depreciation and amortization	11,841	23,681

FFO(2)	$23,769	$47,538

(1)	Pro forma net income does not include general and administrative expenses, which are estimated to be between $5.9 million and $6.4 million annually. See Note 4.
(2)	Calculated in accordance with NAREIT’s definition of FFO, and there were no gains (or losses) from sales of property or adjustments for unconsolidated partnerships and joint ventures.

Price Range of Common Stock

Our common stock trades under the symbol “SUNH” on The Nasdaq Global Select Market. The following table shows the high and low sale prices for the common stock as reported by The Nasdaq Global Select Market for the periods indicated.

	High	Low
2010 Fiscal Year
Third Quarter (through July 30, 2010)	$8.28	$6.68
Second Quarter	$10.34	$8.01
First Quarter	$10.25	$7.93

2009 Fiscal Year
Fourth Quarter	$9.88	$8.23
Third Quarter	$10.00	$7.80
Second Quarter	$10.75	$7.39
First Quarter	$12.74	$7.50

2008 Fiscal Year
Fourth Quarter	$16.10	$7.98
Third Quarter	$18.00	$12.68
Second Quarter	$15.46	$12.13
First Quarter	$18.78	$11.72

On July 30, 2010, the closing price reported on The Nasdaq Global Select Market for our common stock was $8.28 per share. There were approximately 4,544 holders of record of our common stock as of July 30, 2010.

Dividend Policy

We have not paid dividends on our common stock. Our existing credit facility prohibits us from paying any dividends or making any distributions to our stockholders. In connection with the Separation and provided that we have repaid and terminated our existing credit facility, we intend to make a cash distribution to holders of our common stock on the record date for the Separation of an aggregate of approximately $13.0 million. The actual amount of the cash distribution will not be determined until the time of the Separation. See “Proposed Restructuring.” Except in connection with the Separation, we do not anticipate paying any other dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors deems relevant.

Material U.S. Federal Income Tax Consequences

Scope of Discussion

The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of (1) the acquisition, ownership and disposition of shares of our common stock acquired in this offering based on our current status as a taxable C corporation (see “—Ownership and Disposition of Shares of Sun Common Stock” below), (2) the proposed Separation (see “—U.S. Federal Income Tax Consequences of the Separation” below), and (3) the proposed REIT Conversion Merger (see “—U.S. Federal Income Tax Consequences of the REIT Conversion Merger” below).

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of Sun common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partners and the activities of the partnership. A stockholder that is a partner in a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular holder. In particular, this summary only addresses U.S. federal income tax consequences to a holder that holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to such holder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, REITs or regulated investment companies, broker-dealers, dealers in securities or currencies, traders in securities or other persons that have elected to use a mark-to-market method of accounting, tax-exempt entities including governmental authorities (both U.S. and non-U.S.), non-resident aliens or foreign corporations, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, U.S. expatriates, persons that hold shares through a non-financial foreign entity, persons that hold shares through a foreign financial institution, holders whose functional currency is not the U.S. dollar, holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders who hold their shares in an individual retirement or other tax-deferred account, holders subject to the alternative minimum tax provisions of the Code, persons who hold shares on behalf of another person as nominee, trusts and estates, persons holding a 10% or more (by vote or value) beneficial interest in us, holders who hold their shares as part of a hedge, straddle, integration, constructive sale, conversion, “synthetic security,” or other risk reduction transaction or integrated investment, S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities) and persons otherwise subject to special tax treatment under the Code). In addition, no information is provided herein with respect to any aspect of alternative minimum tax, state, local, estate or non-U.S. tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

The summary is based on the Code, final, temporary and proposed U.S. Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the U.S. federal income tax consequences described herein. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the Separation or the REIT Conversion Merger, and there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE SEPARATION AND REIT CONVERSION MERGER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE SEPARATION AND REIT CONVERSION MERGER AND OWNERSHIP OF SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS AND APPLICABLE TAX RATES.

Ownership and Disposition of Shares of Sun Common Stock

The following is a discussion of the material U.S. federal income tax consequences to a U.S. holder of the acquisition, ownership and disposition of shares of Sun common stock based on our current status as a taxable C corporation.

Distributions

As discussed under “Dividend Policy” above, except in connection with the Separation, we do not anticipate paying any other dividends in the foreseeable future.

Any distributions we pay to U.S. holders of shares of our common stock generally will be taxable as dividend income to such U.S. holders up to the amount of our then current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a corporate U.S. holder may be eligible for the dividends-received deduction for corporations. To the extent that we make distributions to a U.S. holder in excess of the U.S. holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder’s tax basis in the U.S. holder’s shares of our common stock, and any remaining excess will be treated as capital gain.

For taxable years ending on or before December 31, 2010, certain “qualified dividend income” will be taxable to a non-corporate U.S. holder at the special reduced rate normally applicable to capital gains (subject to certain limitations), provided that the U.S. holder receiving the dividend satisfies applicable holding period and other requirements. To satisfy the holding period requirement, shares of our common stock must be held for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become “ex-dividend.”

Dispositions of Shares of Sun Common Stock

A U.S. holder generally will recognize gain or loss on the sale, exchange or other disposition of shares of Sun common stock (unless a specific nonrecognition provision applies). Such gain or loss will be equal to the difference between amount realized (i.e., the amount of cash and the fair market value of any property received) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost, less any distributions in excess of our current and accumulated earnings and profits. Additionally, any loss realized on a sale, exchange or redemption of common shares may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other common shares during a period beginning 30 days before and ending 30 days after the date of disposition.

Gain from the sale of shares of our common stock held for more than one year will generally be long-term capital gain. Long-term capital losses recognized by a U.S. holder upon the disposition of shares of our common stock are generally available only to offset capital gain income of the U.S. holder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. Non-corporate U.S. holders may carry forward unused net capital losses indefinitely. Unused net capital losses of a corporation may be carried back three years and carried forward five years.

Information Reporting and Backup Withholding Tax

We will generally report to a U.S. holder and the IRS the amount of distributions we pay to such U.S. holder during each calendar year and the amount of tax withheld with respect to those distributions, if any. Under the backup withholding rules, a U.S. holder of shares of our common stock may be subject to backup withholding at a current rate of 28% with respect to distributions unless such U.S. holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against a U.S. holder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.

U.S. Federal Income Tax Consequences of the Separation

Sun

It is expected that Sun will recognize gain, if any, for U.S. federal income tax purposes on the distribution of New Sun common stock in an amount equal to the fair market value of such stock minus the tax basis of Sun in such stock at the time of such distribution. It is also expected that no gain or loss for U.S. federal income tax purposes will be recognized by New Sun as a result of the distribution of its stock in the Separation. The tax payable by Sun will be dependent upon the trading price of New Sun common stock immediately following the distribution of New Sun common stock and certain other factors. Sun believes that it will not be subject to a material amount of U.S. federal income tax as a result of the Separation.

U.S. Holders of Sun Common Stock

The distribution of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash distribution in connection with the Separation to a U.S. holder of Sun common stock should be treated as a taxable distribution to a U.S. holder of Sun common stock for U.S. federal income tax purposes. The amount and the character of the gain to be recognized by a U.S. holder as a result of the Separation is unclear and depends in part on whether such distribution is properly treated as a distribution of property under Section 301 of the Code or instead as other property (“boot”) in the REIT Conversion Merger.

Although the matter is not entirely free from doubt, the Separation should be treated as a distribution of property under Section 301 of the Code. Assuming such characterization prevails and Section 301 of the Code applies, the U.S. federal income tax consequences to U.S. holders will be as follows. A U.S. holder will include the fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash distributed in connection with the Separation to the U.S. holder in gross income as ordinary dividend income to the extent of such U.S. holder’s share of the current and accumulated earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), as determined under U.S. federal income tax principles, through the end of 2010. The shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash received in connection with the Separation will be taxable to non-corporate U.S. holders at the 15% rate of tax currently (through 2010) in effect for “qualified dividend income” to the extent that it is paid out of the current and accumulated earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), provided certain holding period requirements are satisfied. In particular, the 15% maximum tax rate available to non-corporate U.S. holders for “qualified dividend income” is not available unless the shares on which an otherwise qualifying dividend is paid have been held for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become “ex-dividend.” For purposes of calculating the 60-day holding period as applied to non-corporate U.S. holders potentially eligible to be taxed on “qualified dividend income” at reduced rates, any period in which the holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy substantially identical shares or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding shares of Sun (i.e., Sabra following the REIT Conversion Merger) will not be counted toward the required holding period.

In addition, it should be noted that U.S. federal income tax law does not provide definitive guidance regarding the determination of the fair market value of publicly traded securities (which New Sun expects its common stock to be on the date of the Separation). Several courts have held that the fair market value of such securities for U.S. federal income tax purposes equals the average of the high and low sales prices of such securities on the date of determination, but there can be no assurance that the IRS would not seek to establish a different fair market value for New Sun common stock. Although Sun will be ascribing a value to the shares of New Sun common stock received in the Separation for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the shares, particularly if the stock trades at prices significantly above the value ascribed to the shares by Sun in the period following the Separation.

The exact amount of Sun’s earnings and profits depends upon a variety of factors and cannot be determined until after the close of Sun’s current taxable year. Sun’s management believes that Sun will have current (but not accumulated) earnings and profits for U.S. federal income tax purposes in the current taxable year. To the extent the fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash received in connection with the Separation by a U.S. holder exceeds the U.S. holder’s share of the current and accumulated earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), as determined under U.S. federal income tax principles, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder’s adjusted tax basis in Sun common stock, and any remaining excess will be treated as capital gain. In addition, a U.S. holder’s tax basis in New Sun common stock received in the Separation will be equal to its fair market value at the time of the Separation, and the holding period in the New Sun common stock received in the Separation will begin the day after the Separation. Sabra does not expect to report to U.S. holders the portion of the Separation that should be treated as a dividend prior to January 2011.

Alternative U.S. federal income tax characterizations of the Separation are possible. For example, it is possible that the IRS could seek to treat the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash received in connection with the Separation as other property (“boot”) in the REIT Conversion Merger. In this event, a U.S. holder of Sun common stock would recognize gain, but not loss, equal to the lesser of (i) the fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash received in connection with the Separation by such U.S. holder and (ii) the fair market value of the shares of Sabra common stock received in the REIT Conversion Merger and the fair market value of the shares of New Sun common stock (including fractional shares for which Sun stockholders receive cash) and the cash received in connection with the Separation by such U.S. holder minus the adjusted tax basis of such U.S. holder in its Sun common stock converted therefor. In general, the determination as to whether such gain recognized by a U.S. holder would be treated as capital gain or dividend income depends upon whether and to what extent the transactions related to the REIT Conversion Merger would be deemed to reduce the U.S. holder’s percentage ownership of Sabra following the REIT Conversion Merger. A U.S. holder whose interest is not reduced by the requisite percentage generally would be treated as receiving a dividend distribution under Section 301 of the Code to the extent of such U.S. holder’s share of the undistributed earnings and profits of Sun (i.e., Sabra following the REIT Conversion Merger), as determined under U.S. federal income tax principles, as of the effective time of the REIT Conversion Merger and any excess would then be treated as gain from the exchange of property.

U.S. Federal Income Tax Consequences of the REIT Conversion Merger

The receipt of Sabra common stock in exchange for Sun common stock in the REIT Conversion Merger should not cause recognition of gain or loss for U.S. federal income tax purposes to U.S. holders with respect to such exchange, except with respect to cash received in lieu of a fractional share of Sabra common stock as discussed below. No gain or loss should be recognized by Sun or Sabra as a result of the REIT Conversion Merger. As noted above, it is possible that the New Sun common stock could be treated as having been received in the REIT Conversion Merger. See “—U.S. Federal Income Tax Consequences of the Separation—U.S. Holders of Sun Common Stock”.

Cash in Lieu of Fractional Shares

A U.S. holder of Sun common stock who receives cash in lieu of a fractional share of Sabra common stock in the REIT Conversion Merger generally will be treated as having received such fractional share in the REIT Conversion Merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the Sun common stock surrendered that is allocable to the fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the Sun common stock is more than one year at the effective time of the REIT Conversion Merger.

Underwriting (Conflicts of Interest)

Subject to the terms and conditions set forth in the underwriting agreement dated August 12, 2010, between us and Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the number of common shares indicated in the table below:

Underwriter	Number of Common Shares
Jefferies & Company, Inc.	9,897,500
Credit Suisse Securities (USA) LLC	9,897,500
J.P. Morgan Securities Inc.	6,955,000

Total	26,750,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Any underwriter may make a market in the common shares. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the common shares.

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not expect sales to accounts over which they have discretionary authority to exceed 5% of the common shares being offered.

Commission and Expenses

The underwriters have advised us that they propose to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.2440 per common share. After this offering, the public offering price and concession to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public offering price	$7.75	$7.75	$207.3	$238.4

Underwriting discounts and commissions paid by us	$0.407	$0.407	$10.9	$12.5

Proceeds to us, before expenses	$7.343	$7.343	$196.4	$225.9

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2.2 million.

The underwriters have agreed to reimburse us for fees and expenses in connection with this offering in an amount not to exceed 0.525% of the gross proceeds from this offering.

Listing

Our common shares are quoted on The Nasdaq Global Select Market under the trading symbol “SUNH.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 4,012,500 additional common shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We and certain of our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

•

otherwise dispose of any common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares or any securities received as a distribution in respect of common shares, in each case currently or hereafter owned either of record or beneficially, or

•

publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC.

This restriction terminates after the close of trading of the common shares on and including the 90 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 15 calendar days plus 3 business days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 15 calendar days plus 3 business day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC waive, in writing, such an extension.

Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in this offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional common shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. A stabilizing bid is a bid for the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A syndicate covering transaction is the bid for or the purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Disclaimers About Non-U.S. Jurisdictions

European Economic Area

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus

Directive is implemented in that Member State, the offering of our common stock in this offering is only being made: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer or (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated or will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005 or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Affiliations and Conflicts of Interest

The underwriters or their affiliates from time to time have provided in the past and may in the future provide investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The underwriters and their affiliates, as applicable, have received or will receive customary compensation and reimbursement of expenses in connection with such services. Specifically, Credit Suisse Securities (USA) LLC is a joint bookrunner and joint lead arranger under our existing credit facility and affiliates of Credit Suisse Securities (USA) LLC are lenders and the administrative agent and collateral agent under our existing credit facility and have received customary compensation in such capacities.

Upon the closing of this offering, we will pay to MTS Securities, LLC, or MTS, a financial advisory fee equal to 0.525% of the gross proceeds from this offering. Financial advisory services provided by MTS include assistance in financial analysis and advice with respect to the public offering process and equity capital market alternatives. MTS is not acting as an underwriter in connection with this offering.

As discussed in “Use of Proceeds,” we intend to use all of the proceeds to us from this offering to repay a portion of the indebtedness under our existing credit facility. Affiliates of Credit Suisse Securities (USA) LLC are lenders under our existing credit facility and will receive their pro rata share of such repayment. Because Credit Suisse Securities (USA) LLC and their respective affiliates will receive in the aggregate more than 5% of the proceeds of this offering as repayment for such debt, this offering is made in compliance with the applicable provisions of Section 5110 of the FINRA Conduct Rules and Rule 2720 of the NASD Conduct Rules.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. As permitted by the SEC’s rules, this prospectus supplement does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus supplement as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.sunh.com. However, the information on our website does not constitute a part of this prospectus supplement.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus supplement. We incorporate by reference in this prospectus supplement the following filings (File No. 1-12040):

•

our annual report on Form 10-K for our fiscal year ended December 31, 2009, including those portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2010, that are incorporated by reference into Part III of such annual report on Form 10-K;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2010;

•

our current reports on Form 8-K filed on May 24, 2010 (with respect to Items 1.01, 3.03 and 5.03 and the corresponding exhibits filed under Item 9.01 only), June 18, 2010 and August 3, 2010 (with respect to Item 8.01 and the corresponding exhibits filed under Item 9.01 only);

•

the description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002, including any amendment or report filed for the purpose of updating such description; and

•

the description of our series A junior participating preferred stock purchase rights contained in our registration statement on Form 8-A, filed on May 24, 2010, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering of the shares of common stock shall be deemed incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01, including corresponding information that we furnish under Item 9.01, of any current report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated in this prospectus supplement by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

Legal Matters

The validity of the common stock in this offering will be passed upon for us by O’Melveny & Myers LLP, Newport Beach, California. The underwriters have been represented in this offering by Cravath, Swaine  & Moore LLP, New York, New York.

Experts

The financial statements of Sun Healthcare Group, Inc. as of December 31, 2009 and 2008 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of income, stockholders’ equity and cash flows of Sun Healthcare Group, Inc. for the year ended December 31, 2007, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing therein, and are incorporated by reference in this prospectus supplement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical balance sheet of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc., as of March 31, 2010, included in Sun Healthcare Group, Inc.’s Current Report on Form 8-K dated August 3, 2010, has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$200,000,000

SUN HEALTHCARE GROUP, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

We may offer, from time to time, in one or more series:

•	senior and/or subordinated debt securities;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt securities, preferred stock and/or common stock.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $200,000,000, on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may offer and sell these securities directly to you, through agents we select or through underwriters or dealers we select. If any agent, dealer or underwriter is involved in the sale of our securities, we will name them and describe their compensation in a prospectus supplement.

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “SUNH.” On April 30, 2008, the closing sale price of our common stock, as reported on the Nasdaq Global Select Market, was $13.15 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk.  See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is May 14, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer common stock, preferred stock, debt securities or warrants from time to time in one or more offerings up to a total public offering price of $200,000,000.

This prospectus provides you with a general description of the securities we may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain certain statements that may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to management. Forward-looking statements are not statements of historical facts. For example, when we use words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may” and other words that convey uncertainty of future events or outcome, we are making forward-looking statements. We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,” all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the Securities and Exchange Commission, or SEC.

Except as required by the federal securities laws, we do not intend, and undertake no obligation, to update our forward-looking statements to reflect new information, future events or circumstances. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Report on Form 10-K for the year ended December 31, 2007, and current reports on Form 8-K as may be updated from time to time by future filings under the Securities Exchange Act of 1934, or the Exchange Act.

ABOUT SUN HEALTHCARE GROUP, INC.

Our subsidiaries provide long-term, sub-acute and related specialty healthcare services principally to the senior population in the United States. Our core business is providing inpatient services, primarily through 190 skilled nursing centers, 15 assisted and independent living centers and eight mental health centers. At March 1, 2008, our centers had 24,002 licensed beds located in 25 states, of which 23,189 were available for occupancy. Our subsidiaries also provide rehabilitation therapy services to affiliated and non-affiliated centers and medical staffing and other ancillary services primarily to non-affiliated centers and other third parties. For the year ended December 31, 2007, our total net revenues from continuing operations were $1.6 billion.

We currently engage in the following three principal business segments:

•	inpatient services, primarily skilled nursing centers;

•	rehabilitation therapy services; and

•	medical staffing services.

Inpatient services. As of December 31, 2007, we operated 213 long-term care centers (consisting of 190 skilled nursing centers, 15 assisted and independent living centers and eight mental health centers) in 25 states with 24,002 licensed beds through SunBridge Healthcare Corporation (“SunBridge”) and other subsidiaries. Our skilled nursing centers provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, nutrition and administrative services for individuals requiring certain assistance for activities in daily living. Several of our skilled nursing centers also contain wings dedicated to the care of residents afflicted with Alzheimer’s disease. Our assisted living centers provide services that include minimal nursing assistance, housekeeping, nutrition, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. Our independent living centers provide services that include security, housekeeping, nutrition and limited laundry services for individuals requiring no assistance for activities in daily living. Our mental health centers provide a range of inpatient and outpatient behavioral health services for adults and children through specialized treatment programs. We also provide hospice services, including palliative care, social services, pain management and spiritual counseling, through our subsidiary, SolAmor Hospice, Inc. (“SolAmor”), in four states for individuals facing end of life issues. We generated 79.2%, 83.4% and 88.0%, of our consolidated net revenues through inpatient services in 2005, 2006 and 2007, respectively.

Rehabilitation therapy services. We provide rehabilitation therapy services through SunDance Rehabilitation Corporation (“SunDance”). SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. As of December 31, 2007, SunDance provided rehabilitation therapy services to 416 centers in 33 states, 309 of which were operated by nonaffiliated parties and 107 of which were operated by affiliates. In most of our 106 centers for which SunDance does not provide rehabilitation therapy services, those services are provided by staff employed by the centers, although some centers engage third-party therapy companies for such services. We generated 11.0%, 8.0% and 5.2% of our consolidated net revenues through rehabilitation therapy services in 2005, 2006 and 2007, respectively.

Medical staffing services. We provide temporary medical staffing in 38 states through CareerStaff Unlimited, Inc. (“CareerStaff”). For the year ended December 31, 2007, CareerStaff derived 60.0% of its revenues from hospitals and other providers, 23.0% from skilled nursing centers, 10.4% from schools and 6.6% from prisons. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) physicians, and (v) related medical personnel. We generated 9.7%, 8.5% and 6.8% of our consolidated net revenues through medical staffing services in 2005, 2006 and 2007, respectively.

Sun Healthcare Group, Inc. was incorporated in Delaware in 1993. Our principal business and executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. None of the information contained on our website and on websites linked is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. Except as described in any prospectus supplement, we currently anticipate that the net proceeds from any sale of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital and capital expenditures. We may also use the net proceeds to fund acquisitions of businesses. However, we currently have no commitments or agreements for any specific acquisitions or investments. Pending application of the net proceeds, we may initially invest the net proceeds or apply them to reduce short-term indebtedness. If we intend to use the net proceeds of any offering to repay outstanding debt, we will provide details about the debt we intend to repay in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges, for the periods indicated, are set forth below:

Years Ended December 31,					Three Months Ended March 31, 2008
2003	2004	2005	2006	2007
(1)	(1)	(1)	1.32x	1.61x	1.63x

(1)	“Earnings” is calculated as pre-tax income (loss) from continuing operations before minority interest plus fixed charges and amortization of capitalized interest less interest capitalized. “Fixed charges” consists of the sum of interest expense; interest capitalized; amortized premiums, discounts, and capitalized expenses related to debt; and estimated interest within rent expense. Our earnings were insufficient to cover fixed charges by approximately $41.6 million, $1.7 million, and $3.2 million for the years ended December 31, 2003, 2004, and 2005, respectively.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our common and preferred stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of:

•	125,000,000 shares of common stock, par value $.01 per share; and

•	10,000,000 shares of preferred stock, par value $.01 per share.

As of April 18, 2008, there were 43,022,398 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of the company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock which we may issue in the future.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

We are governed by the Delaware General Corporation Law, or DGCL. Our certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Supermajority Vote

Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class: (i) to remove any director, or the entire board of directors, from office at any time, with or without cause, (ii) in order for our stockholders to make, amend, alter or repeal our by-laws or (iii) to amend, alter or repeal certain provisions of our certificate of incorporation, including those related to limiting liabilities of directors.

Advance Notice Procedures

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of our board of directors, the chairman of the board of directors, or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of the company of his, her or its intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

The Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “SUNH.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	issue guarantees;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of or sell assets of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee, to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “—Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make any appropriate changes for such purpose;

•

to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not adversely affect the legal rights of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•

the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•

the total number of shares that can be purchased if a holder of the warrants exercises them including, if applicable, any provisions for changes to or adjustments in the exercise price or in the securities or other property receivable upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

•

issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•

pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•

issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants or preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price of the warrants will not be adjusted if we issue those securities or any securities convertible into or exchangeable for those securities or for any other reason.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Shares of our common stock are quoted on the Nasdaq Global Select Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Overallotment transactions involve sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of Sun Healthcare Group, Inc. appearing in Sun Healthcare Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedule appearing therein), and the effectiveness of Sun Healthcare Group, Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Harborside Healthcare Corporate at December 31, 2006 and 2005 and for each of the three years ended December 31, 2006 included in Exhibit 99.1 of Sun Healthcare Group, Inc.’s Current Report on Form 8-K dated March 12, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent accountant, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at Room 1500, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.sunh.com.  However, the information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus. These documents are as follows:

•	Our annual report on Form 10-K for our fiscal year ended December 31, 2007, filed on March 7, 2008;

•	Our current report on Form 10-Q for our quarter ended March 31, 2008, filed on May 1, 2008.

•

Our current reports on Form 8-K filed on March 12, 2007, April 25, 2007, as amended on July 11, 2007, July 11, 2007, November 8, 2007, as amended on March 12, 2008, February 6, 2008, March 11, 2008, April 3, 2008, April 4, 2008 and May 1, 2008; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

26,750,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company

Credit Suisse

J.P. Morgan

August 12, 2010